© 2017 Trian Fund Management, L.P. All rights reserved. S EPTEMBER 6, 2017

Disclosure Statement and Disclaimers

Additional Information

Trian Fund Management, L.P. ("Trian") and certain of the funds and investment vehicles it manages (collectively, Trian with such funds and investment vehicles, "Trian Partners"), together with other participants (collectively, the "Participants") identified in the definitive proxy statement (the "Proxy Statement") filed by Trian Partners and the other Participants on Schedule 14A with the Securities and Exchange Commission (the "SEC") on July 31, 2017, are participants in the solicitation of proxies made in connection with the 2017 annual meeting of shareholders of The Procter & Gamble Company (the "Company"), including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the "2017 Annual Meeting"). Shareholders are advised to read the Proxy Statement, accompanying proxy card and any other documents related to the solicitation of shareholders of the Company in connection with the 2017 Annual Meeting because they contain important information, including additional information relating to the Participants as well as a description of their direct or indirect interests by security holdings. These materials and other materials filed by Trian Partners and the other Participants in connection with the solicitation of proxies are available at no charge at the SEC's website at www.sec.gov. The Proxy Statement and other relevant documents filed by Trian Partners and the other Participants with the SEC are also available, without charge, by directing a request to Trian Partners' proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 (shareholders call toll-free: 877-750-8338; banks and brokers call collect: 212-750-5833; or email: material@innisfreema.com (Requests for materials only)).

General Considerations

This presentation is for general informational purposes only, is not complete and does not constitute an agreement, offer, a solicitation of an offer, or any advice or recommendation to enter into or conclude any transaction or confirmation thereof (whether on the terms shown herein or otherwise). This presentation should not be construed as legal, tax, investment, financial or other advice. The views expressed in this presentation represent the opinions of Trian Partners and are based on publicly available information with respect to the Company and the other companies referred to herein. Trian Partners recognizes that there may be confidential information in the possession of the companies discussed in this presentation that could lead such companies to disagree with Trian Partners' conclusions. Certain financial information and data used herein have been derived or obtained from filings made with the SEC or other regulatory authorities and from other third party reports. Trian Partners has not sought or obtained consent from any third party (other than the individuals who have provided the testimonials included in this presentation) to use any statements or information indicated herein as having been obtained or derived from statements made or published by third parties, nor has it paid for any such statements. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. Trian Partners does not endorse third-party estimates or research which are used in this presentation solely for illustrative purposes. No representation or warranty, express or implied, is made that data or information, whether derived or obtained from filings made with the SEC or any other regulatory agency or from any third party, are accurate. Past performance is not an indication of future results. Neither the Participants nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any statement by any third party or in any SEC or other regulatory filing or third party report. Unless otherwise indicated, the figures presented in this presentation have not been calculated using generally accepted accounting principles ("GAAP") and have not been audited by independent accountants. Such figures may vary from GAAP accounting in material respects and there can be no assurance that the unrealized values reflected in this presentation will be realized. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections, pro forma information and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this presentation, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material. This presentation does not recommend the purchase or sale of any security. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. Trian Partners disclaims any obligation to update the data, information or opinions contained in this presentation.

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Disclosure Statement and Disclaimers

Forward-Looking Statements

This presentation contains forward-looking statements. All statements contained in this presentation that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words "anticipate," "believe," "expect," "potential," "could," "opportunity," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this presentation that are not historical facts are based on current expectations, speak only as of the date of this presentation and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian Partners. Although Trian Partners believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this presentation, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this presentation will prove to be accurate and therefore actual results could differ materially from those set forth in, contemplated by, or underlying those forward-looking statements. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this presentation, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Trian Partners will not undertake and specifically disclaims any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this presentation to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Not an Offer to Sell or a Solicitation of an Offer to Buy

Under no circumstances is this presentation intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. Funds and investment vehicles managed by Trian currently beneficially own shares of the Company. These funds and investment vehicles are in the business of trading – buying and selling– securities and intend to continue trading in the securities of the Company. You should assume such funds and investment vehicles will from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares. Consequently, Trian Partners' beneficial ownership of shares of, and/or economic interest in, the Company's common stock may vary over time depending on various factors, with or without regard to Trian Partners' views of the Company's business, prospects or valuation (including the market price of the Company's common stock), including without limitation, other investment opportunities available to Trian Partners, concentration of positions in the portfolios managed by Trian, conditions in the securities markets and general economic and industry conditions. Trian Partners also reserves the right to change its intentions with respect to its investments in the Company and take any actions with respect to investments in the Company as it may deem appropriate, and disclaims any obligation to notify the market or any other party of any such changes or actions. However, neither Trian Partners nor the other Participants or any of their respective affiliates has any intention, either alone or in concert with another person, to acquire or exercise control of the Company or any of its subsidiaries.

Concerning Intellectual Property

All registered or unregistered service marks, trademarks and trade names referred to in this presentation are the property of their respective owners, and Trian Partners' use herein does not imply an affiliation with, or endorsement by, the owners of these service marks, trademarks and trade names or the goods and services sold or offered by such owners.

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- 3 - Revitalize P&G – Together Why Does P&G Need Change? Despite 10 years of turnaround strategies and portfolio changes, we believe P&G still suffers from : ▪ Market share erosion and low organic sales growth ▪ Aging brands and a lack of breakthrough innovation ▪ Suffocating bureaucracy and excessive costs which create structural drags on the business ▪ Board complacency about, and rewarding management for, continued underperformance ▪ Weak corporate governance which entrenches existing problems ▪ Shareholder returns less than half that of peers’ over a decade; bottom quartile over most recent time frames ▪ Short - term thinking (selling businesses vs. fixing businesses, cutting ad spend last quarter, etc.) that doesn’t address the root causes of P&G’s challenges What are Trian’s Strategic Initiatives? Nelson Peltz will work constructively with the Board to help P&G REGAIN LOST MARKET SHARE by: ▪ Organizing P&G in a way that promotes accountability, faster decisions & responsiveness to local preferences ▪ Ensuring management’s $ 12 - $13bn “productivity plan” ACTUALLY delivers volume generating reinvestment ▪ Fixing the innovation machine ▪ Improving development of small, mid - size & local brands; both organically and through M&A ▪ Winning in digital ▪ Addressing P&G’s insular culture ▪ Improving corporate governance, including aligning management compensation with market share gains (1) Please see page 88 of this presentation, including the footnotes, for additional information . Trian Consumer Investments where Nelson Peltz served on the Board have (1) : 1) Grown earnings per share (“EPS”) +780 basis points (“bps”) faster than the S&P 500 annually; and 2) Achieved total shareholder returns (“TSR”) of +880bps greater than the S&P 500 annually

What We Are NOT Recommending - 4 - Trian’s objective is to create sustainable long - term value at P&G. Trian is: ▪ NOT advocating for the break - up of the Company ▪ NOT suggesting that the CEO be replaced ▪ NOT seeking to replace any Directors ▪ NOT advocating taking on excessive leverage ▪ NOT seeking to cut pension benefits ▪ NOT suggesting that research & development, marketing expense or capital expenditures be reduced ▪ NOT seeking cost cuts that could impact product quality ▪ NOT suggesting the Company move out of Cincinnati If elected, Nelson’s first action as a P&G Director would be to recommend that the Board reappoint the P&G nominee who was not re - elected

- 5 - Source: SEC filings. Why Adding a Shareholder Voice to the Boardroom is Critical “You are being asked to choose between a Board and management team that are successfully executing a proven plan to build a better and more valuable company, and Mr. Peltz” – David Taylor, CEO, August 14, 2017 The Company’s Spin The Reality Shareholders are deciding whether to elect Nelson Peltz to the existing B oard so that, as a Director, he can have full transparency into what is causing P&G’s consistent underperformance – P&G shareholders are NOT choosing between P&G’s existing Board/management team, and Nelson Peltz. Neither Trian nor Nelson Peltz have suggested that the CEO be replaced and they are NOT seeking to replace any existing Directors – Currently our analysis is all done from the outside. We are dependent on the Company’s public disclosures, which are not fully transparent. In many cases, the Company’s public statements seemingly contradict what we have learned through our due diligence, including our conversations with recently retired senior executives of P&G – In the coming weeks, we imagine that P&G’s army of advisors may try to spin, deflect, and mislead, because they do not want shareholders to focus on P&G’s decade - long history of underperformance. They may criticize Nelson’s intentions and track record, as they already have attempted to do (in highly misleading ways ) – It is critical that shareholders cut through the noise. Trian is asking that Nelson become 1 of 11 (or 12) on the Board . While we believe that the initiatives that we have laid out in this presentation will help revitalize P&G, executing them will require Nelson to obtain the support of a majority of the Board – It is also important to know Nelson is open - minded to superior ideas and to “course correcting” if there is new information that requires it

P&G Faces Numerous Challenges

P&G faces several challenges, but the greatest has been market share loss

- **P&G has lost significant share to traditional peers[1]**
- **Moreover, *all* traditional Consumer Packaged Goods ("CPG") companies must be concerned with new competitive threats:**
  - **Consumer preference is fragmenting, with preference for small & local**
  - **Consumers used to *trust* big brands; many millennials now *distrust* big brands and seek out purpose led brands**
  - **Digital ecosystem has leveled playing field, diminishing "moat" of owning shelf space at mass retailers**
  - **Hyper-growth of natural, organic & wellness**

P&G Is Losing Share to Large Traditional Peers…
(Cumulative Organic Sales Growth)



FY 2011 – 2017[2]
14%
22%
28%
P&G
Peers[1]
Market Growth



FY 2015 – 2017[2]
3%
6%
7%
P&G
Peers[1]
Market Growth

…And Traditional Peers Are Losing Share to New Small, Mid-Size & Local Brands

Smaller CPG companies are growing ~3x faster than large ones in the U.S. [3]

Local brands are growing 2x faster than their multi-national counterparts [4]

(1) See page 18 of this presentation for details on P&G's peer group. Unless otherwise noted, we have adjusted peers' results to match P&G's June fiscal year end.
(2) Source: SEC filings, company filings and Wall Street research.
(3) IRI and Boston Consulting Group study of 400 CPG companies; March 6, 2016. Smaller CPG companies defined as those with sales <$1 billion. Their market share has increased by ~300 bps from 23% to 26%.
(4) Kantar Worldpanel, "Local brands command 60% of FMCG shopper choices," May 12, 2016.

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- 7 - Trian’s Strategic Initiatives: Regain Lost Market Share Through The Following Initiatives Fix The Innovation Machine 3 Organize P&G in Way That Promotes Accountability 1 – We believe P&G’s current “matrix” structure results in limited accountability – Selling & Market Operations (SMOs) sit outside the Global Business Units ( GBUs ), creating three dimensions to P&G’s matrix structure – GBUs, SMOs and Corporate Functions / Global Business Services (GBS) – Corporate Functions and GBS report to Corporate , not the GBUs; resources within those organizations often have dual - line reporting – We believe P&G should be organized as three standalone GBUs under a lean holding company: 1) Beauty, Grooming & Health Care ($26bn sales) 2) Fabric & Home Care ($21bn sales) 3) Baby, Feminine & Family Care ($18bn sales) – Each GBU will have regional leaders with full and clear profit & loss (“P&L”) ownership – Benefits vs. current matrix: accountability, faster decisions & responsiveness to local preferences Ensure Management’s $12 - $13bn “Productivity Plan” Delivers Results 2 – Management lacks credibility on costs: two “productivity plans” announced since 2012 total $23bn, or 33% of net sales…appears unrealistic – The first $10 billion productivity plan from 2012 plan did not deliver results; operating profit was flat and market share losses continued – Management acknowledges there is up to $12 - $13bn of additional cost savings opportunity (1) , yet P&G’s long - term compensation plan targets market share loss and bottom - quartile EPS growth through 2019 (2) – P&G hasn’t created a new leading brand in nearly 20 years, while innovation for legacy brands has not stemmed market share losses. This is despite spending more on research and development (“R&D”) than Henkel, Kimberly - Clark, Colgate - Palmolive, Beiersdorf, Reckitt Benckiser, Clorox, Church & Dwight, and Edgewell Personal Care, combined (3) – Nelson Peltz will propose a Board - led study to understand why the innovation machine is broken. He will not propose cutting R&D; rather to regain share, P&G must again become best - in - class at both new product/brand development and upgrading existing products/brands Develop Small, Mid - Size & Local Brands 4 – P&G doubled - down on its large and global brands just as the world went smaller / more local (4) – P&G’s structure and culture must adapt to manage and develop high - growth small, mid - size & local brands that delight the consumer in a way that the big brands cannot (1) Company transcript from Deutsche Bank Global Consumer Conference held on June 15, 2017. (2) See page 14 of this presentation. Throughout this presentation, P&G’s Performance Stock Program is referred to as the company’s long - term compensation plan. (3) See page 56 of this presentation. (4) See page 60 of this presentation .

- 8 - Trian’s Strategic Initiatives: Regain Lost Market Share Through The Following Initiatives Improve Corporate Governance 8 – We believe P&G’s current Board has not delivered for shareholders: – 9 out of 10 independent Directors saw P&G’s stock significantly underperform peers on their watch (average/median tenure of approximately 9 years) – 3 CEO changes in 8 years; all were career P&G employees (half the Board oversaw all 3 transitions) (2) – Nelson will look to make P&G best - in - class from a corporate governance perspective: – Nelson will add significant CPG experience to the Board (almost no CPG experience among independent Directors today) – Fix compensation: Historically, management bonus payouts were high despite significant underperformance. – Currently, management will potentially be rewarded for losing market share and bottom quartile EPS growth under the long - term compensation plan Address Insular Culture 7 – Increase the mix of external talent, including senior operating roles – David Taylor told Nelson that “We cannot bring in outside people at too senior a level or they will fail” (1) – We are committed to work with David Taylor but future succession planning must be enhanced by giving proper consideration to external candidates, from CEO down through the ranks Win In Digital 6 – Small, mid - size & local brands are now better able to utilize the digital ecosystem (social media, digital advertising, and online channels) to level the playing field with P&G – P&G must “up its game” and develop a decisive digital strategy by category (in areas of social media, digital advertising, direct - to - consumer, subscription services, big data) Make M&A a Growth Strategy and a Core Competency 5 – P&G must acknowledge that others will inevitably come up with new ideas, new opportunities for growth and new products that are on - trend with consumers – P&G must be proficient at acquiring small, mid - size & local brands and using its R&D and marketing clout to take them to the next level (1) April 24, 2017 meeting. (2) See pages 9 and 82 of this presentation.

P&G Has Underperformed Under this Board's Watch, Yet It Claims Unequivocally that Nelson Peltz Would Not Add Value

"Adding Nelson Peltz of Trian on our Board has the potential to derail the transformation we're leading at P&G… P&G has a diverse and experienced Board that is actively overseeing our transformation and will continue to be agents of change to improve P&G's global performance." – David Taylor, August 1, 2017

- **Most of the Company's independent Directors have been on the Board for at least 8 years (average/median tenure of approximately 9 years), and rather than being "agents of change," they have overseen the Company at a time during which it has significantly underperformed its peers**
- **We therefore find it disappointing that the Board rejected adding Nelson as a Director and has concluded that he would somehow "derail" the Company's transformation by bringing a fresh perspective as one member of an 11 (or 12) person Board**
- **Trian has confirmed that NONE of the 13 CEOs or Chairs of the boards on which Nelson has served were contacted by P&G for a reference as of mid-August 2017 (several months after P&G turned down his request for a Board seat)**

P&G Director	Tenure (yrs)	P&G TSR During Tenure	Peers TSR During Tenure[2]	Difference
Scott Cook	17	342%	689%	(346%)
Ernesto Zedillo	16	305%	586%	(281%)
James McNerney	14	192%	495%	(303%)
Patricia Woertz	9	65%	191%	(126%)
Kenneth Chenault	9	75%	220%	(145%)
Angela Braly	8	83%	192%	(108%)
Meg Whitman	6	69%	160%	(91%)
Terry Lundgren	4	50%	91%	(41%)
Francis Blake	2	13%	29%	(16%)
Amy Chang[1]	0	1%	0%	1%

Source: Bloomberg, SEC filings. TSR from date each Director joined the Board through 6/15/2017, one day before rumors surfaced of Trian seeking P&G Board representation.
(1) Joined the board on 6/1/2017. TSR represents a 2 week period from 6/1/2017-6/15/2017.
(2) Please see page 18 for a list of peers used throughout this presentation.

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- 10 - P&G’s TSR of 24% since David Taylor took over as CEO is 2% higher than the peer average, but he took over after a one - year period where P&G underperformed peers by 31% ▪ David Taylor took over at a time when P&G’s share price had just suffered meaningfully. We believe it is disingenuous to ignore the following: ‒ P&G had a - 10% TSR during the 1 year prior to David Taylor’s start as CEO, at the tail - end of A.G. Lafley’s tenure ‒ Peers had a +21% TSR during the 1 year prior to David Taylor’s start as CEO ‒ P&G’s share price declined 4%, alone, on the day of its final earnings announcement before Mr. Taylor’s appointment, as shareholders were disappointed with results and the guidance for the following year ‒ As a result of that frustration, P&G’s P/E multiple was 18% lower than peers in November 2015 ▪ Approximately half of P&G’s TSR in the chart on the left has occurred since Trian invested in P&G (1) TSR Under David Taylor (11/1/2015 – 6/15/2017) 55% 31% 29% 28% 24% 22% 22% 20% 20% 19% 18% 15% 13% (10%) ULVR HEN RB CHD PG Peer Avg. S&P 500 CLX CL XLP LOR KMB BEI EPC Peer Avg. S&P 500 Consumer Staples P&G Touts Its TSR Since David Taylor Became CEO But Results Must Be Taken in Context Source:Capital IQ. TSR measured through June 15, 2017, one day before rumors surfaced of Trian seeking Board representation. Note : TSR calculated as if an investor had purchased 1 share of stock on the first day of the measured period and thus it includes the pro rata return of any spun - off segments (if rel evant ). (1) Since Trian’s first investment in P&G occurring November 10, 2016. 2% P&G out - performance 31% P&G under - performance 1 - year prior

Underlying Business Performance Has Not Improved Under David Taylor

- **P&G's organic sales growth under David Taylor (FY15 – FY17) is less than that of prior years, and is half the peer average over the same time frame[1]**
- **Annual EPS growth under David Taylor is eight percentage points lower than the peer average**
- **Despite claiming a "New Standard of Excellence" under David Taylor, management's long-term compensation plan targets continued market share losses and bottom quartile EPS growth through 2019**

Annual Organic Sales Growth



Before David Taylor
(FY11 – FY15)
2.7%
4.1%
Since David Taylor
(FY15 – FY17)
150bps annual under-performance
1.5%
3.0%
Market Growth: 3.5% per P&G mgmt.
P&G
Peer Average
P&G
Peer Average

Annual EPS Growth



Before David Taylor
(FY11 – FY15)
0.4%
7.8%
Since David Taylor
(FY15 – FY17)
790bps annual under-performance
(1.3%)
6.6%
P&G
Peer Average
P&G
Peer Average

Source: SEC filings, presentations, and investor calls. We have adjusted peers' results to match P&G's June fiscal year end.
(1) Subject only to the adjustments described on page 18 of this presentation, all references to P&G's EPS in this presentation refer to "Core EPS" and reflect the methodology used by P&G for calculating Core EPS.

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- 12 - In 2017, Share Loss and Earnings Underperformance Continued, Despite P&G’s Claims Source: SEC filings, presentations, and investor calls. We have adjusted peers’ results to match P&G’s June fiscal year end. 2% 2.1% 3% 2017A 2017 Peer Avg. 2017 Market 7% 11% 2017A 2017 Peer Avg. ▪ P&G once again lost market share in FY 2017 (5 out of 5 segments lost market share) ▪ EPS growth of 7% was in the bottom third of its peer group (peer average of 11%) ▪ A djusted for the share count reductions from the Coty & Duracell proceeds and the advertising spend cut of $125mm (vs. guidance for mid - single digit increase in spend), EPS was up only 2% 2017 Organic Sales Growth 2017 Core EPS Growth 5% of the 7% EPS growth was driven by 1) share buybacks from the proceeds of the Coty and Duracell transactions and 2) reduced advertising spend Note: 2017 market growth per P&G management commentary

P&G Also Cut Advertising Spend in 2017 – Breaking a Cardinal Rule

P&G originally committed to grow advertising spend in 2017:

"…We're committed to four quarters of brand support. The fourth quarter we increased meaningfully our media investment versus previous year and we're going to continue that in FY17" – Q4 '16 Earnings Call

In reality, P&G cut advertising spend by $125mm in 2017. **Those ad savings should have been reinvested in other forms of brand building to regain lost market share.** Instead, management chose not to reinvest, in our view benefitting near term earnings at the expense of long-term growth

2017 Advertising Spend



$7,243
2% decline
$7,118
$125mm benefit to operating profit in 2017
2016
2017

Q4 2017 Advertising Spend[1]



$1,811
6% decline
$1,696
Est. $115mm benefit to operating profit in Q4 '17
~50% of the EPS beat vs. Q4 consensus
2016
2017

	2016	2017		2016	2017	
% of Sales	11.1%	10.9%	↓ -20 bps	11.2%	10.5%	↓ -70 bps

Meanwhile, peers have increased investment in digital advertising:

CLOROX

"We've stepped up digital [advertising]. Why? Because it's working, and we're getting the returns, and we can see the returns both in volume and in sales and importantly, in terms of profit."
– August 2017

Source: SEC filings, earnings transcripts.
(1) Estimated based on disclosure from the Q4 2017 earnings press release and Trian analysis.

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- 14 - Management is Being Paid For, And the Board Accepts, Mediocrity Source: Company proxy statement, Capital IQ. (1) Consensus estimates from Capital IQ as of June 30, 2016. (2) According to the Company’s 2017 proxy statement, P&G’s 2017 long - term incentive plan consisted of a grant of time - vested options , time - vested restricted stock units and performance stock units that vest based on P&G’s achievement of four different absolute targets (regardless of P&G performanc e v ersus peers). Sales Targets EPS Targets ▪ Targeting 2.8% organic sales growth from 2016 - 2019 – LOWER than expected market growth suggesting management is being paid in full for market share loss ▪ “Our markets today are growing somewhere between 3% and 3.5%. We want to do a bit better than that consistently” – David Taylor, P&G 2016 Analyst Day, November 18, 2016 ▪ Targeting 6.0% EPS growth from 2016 - 2019 ▪ Translates to bottom quartile EPS growth vs. peers , based on consensus estimates for 2016 - 2019 (1) ▪ Most recent 3 - year long - term compensation targets (covering 7/1/16 - 6/30/19) pay management for market share losses and bottom quartile EPS growth Compensation plan reflects P&G’s insular culture • As of 2017, not a single element of P&G’s long - term compensation plan disclosed in the proxy statement measures performance RELATIVE to peers (2) • Low Targets  Weak Performance  Lower Targets

Consumer Companies with Nelson on the Board Have Consistently Outperformed P&G

P&G Spin

"Since the CEO transition on November 1, 2015, our team has delivered total shareholder return ("TSR") of 27%...the weighted average return of the companies where Mr. Peltz serves as a Board member has been only 8%"

– Letter From David Taylor to Shareholders, 8/14/17

Reality

Companies where Nelson serves as a director have meaningfully higher TSR than P&G's. Mr. Taylor's letter and methodology are highly misleading for the following reasons:

1) **Arbitrary Time Frame:** Why is David Taylor's tenure the right time frame for evaluating companies Nelson has been involved with? Wouldn't it be far more logical to look at the time frame that Nelson has been involved at those companies?
2) **"Market Value Weighted Average" TSR Methodology:** P&G uses a market value weighted TSR metric to measure Nelson's performance. This methodology is inherently misleading. For example, P&G's methodology weights Mondelēz's TSR performance at ~30x that of Wendy's, based on relative market values! What's more, P&G uses a simple average as opposed to a weighted average to measure its own peers' performance, making its results look more favorable
3) **P&G Has Underperformed Under This Board's Watch:** The reality is that a significant majority of P&G's directors have seen the Company underperform both the S&P 500 and peers since they were appointed

The following table shows performance during Trian's ENTIRE involvement with each company. TSR at each of these companies has outperformed P&G – by 10% annually on average – since Trian invested

Trian Consumer Investments with Nelson Peltz on the Board

	TSR during Trian's Investment	P&G TSR: Same Time Frame	Company TSR vs. PG TSR	Company TSR vs. PG TSR - On an Annual Basis
Sysco	58%	22%	+36%	+15%
Mondelez	241%	93%	+148%	+6%
Wendy's	465%	125%	+341%	+9%
Heinz	177%	61%	+117%	+8%
Annual Outperformance vs. P&G				+10%

Source: Bloomberg. TSR calculated from date of Trian investment through the earlier of 6/15/2017 (one day before rumors surfaced of Trian seeking Board representation), or the last day that the company's shares were publicly traded.

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- 16 - Trian Has Developed Strong Relationships with Company Boards and Management Teams Following Prior Proxy Contests ▪ Trian has been involved in three proxy contests in its history: – (i) Heinz in 2006; ( ii) DuPont in 2015; and (iii ) P&G in 2017 ▪ In all three, we heard substantially the same rhetoric from the companies and their advisors prior to the proxy contest. However, at Heinz and DuPont, management’s views of Trian and Nelson Peltz changed dramatically after we began to work with them to enhance shareholder value – We have since developed strong and positive relationships with both boards and management teams PRIOR to Vote AFTER Trian Involvement “Trian has chosen this path [a proxy contest] with the potential to disrupt our Company at a key stage of execution against our plan” – DuPont Press Release, Jan 2015 “The company is at a key inflection point and we cannot afford to let the Board and management be diverted from our progress and plan by creating a dysfunctional and destabilizing environment .” – Heinz, June 2006 “[P&G] is in the best position to continue building a better Company without adding Mr. Peltz to the Board ...Now is the time to focus on accelerating results, and prevent anything from derailing the work that is delivering improvement .” – David Taylor, August 1, 2017 “ I said to another CEO…who had called me and inquired about Nelson, that if I were to form the board today, Nelson would be one of the first Directors I’d ask to serve because he is an insightful, communicative, enthusiastic, energetic and available Director .“” – Bill Johnson, Heinz CEO, Mar 2008 “I have the highest regard for Nelson Peltz and Ed Garden. Since becoming CEO of DuPont, I have talked many times with the Trian team and appreciate their insights on strategy and operations, as well as the collaborative and productive manner in which they have engaged with us.” – Ed Breen, DuPont CEO, July 2017 ? Source: SEC filings and press releases.

Revitalize P&G – Together - 17 - I. A Record of Underperformance II. Trian Strategic Initiatives: Regain Lost Market Share a. Organize in Way That Promotes Accountability b. Ensure Management’s $12 - $13bn “Productivity Plan” Delivers Results c. Fix The Innovation Machine d. Develop Small, Mid - Size & Local Brands e. Make M&A a Growth Strategy and a Core Competency f. Win in Digital g. Address Insular Culture h. Improve Corporate Governance III. Appendix: Trian Overview

Context on Key Assumptions, Peer Group & Time Frames - 18 - P&G peer group ▪ We believe the relevant peer group is comprised of companies domiciled in the U.S. and Europe larger than US$4bn in market capitalization that generate at least half of their sales in similar health and personal care categories ▪ Throughout this presentation, we use the following companies as peers: Beiersdorf, Church & Dwight, Clorox, Colgate - Palmolive, Edgewell Personal Care, Henkel, Kimberly - Clark, L’Oreal, Reckitt Benckiser and Unilever Relevant time frame to measure performance ▪ We measure total shareholder returns over 1, 2, 3, 4, 5 and 10 - year periods to highlight shorter term and longer term underperformance through June 15, 2017 , one day before rumors surfaced of Trian seeking Board representation. (1) We also show TSR during David Taylor’s tenure on page 10 ▪ We measure business performance over the last 6 years from fiscal year 2011 through fiscal year 2017. We believe this time frame is most relevant as fiscal year 2011 represents one year prior to the launch of P&G’s 5 - year, $ 10 billion productivity program, which was meant to drive both stronger earnings growth and organic sales growth via reinvestment. P&G’s future results are largely contingent on a new $12 - 13 billion productivity program beginning in fiscal year 2017 that will last through 2021 ▪ Unless otherwise noted, we have adjusted peers’ results to match P&G’s June fiscal year end ▪ For market share data from third party sources where only annual data is available, we measure performance through December 2016 Core EPS growth and the impact of recent divestitures ▪ P&G often presents Core EPS on a continuing operations basis, which backs out the earnings from recently divested businesses in historical periods. This methodology would restate FY 2011 Core EPS from $3.95 (as reported) to ~$3.48 ▪ However, w e believe that Core EPS growth should be measured from FY 2011 as originally reported ($3.95) to compare real earnings power of one share of P&G at the beginning and end of this time frame. P&G is comparing apples and oranges by subtracting earnings of discontinued operations for historical periods while showing a benefit from share count reduction or cash proceeds from the sale or exchange of such divested businesses (e.g., Duracell and Coty) (1) P&G’s stock outperformed the Consumer Staples Select Sector SPDR Fund by 130bps that day.

TSR Has Trailed the Vast Majority of Peers TSR – 4 - Year Source: Capital IQ. TSR measured through June 15, 2017, one day before rumors surfaced of Trian seeking Board representation. Note: TSR calculated as if an investor had purchased one share of stock on the first day of the measured period and thus it includes the pro rata return of any spun - off segments (if relevant ). “Consumer Staples” is represented by The Consumer Staples Select Sector SPDR Fund (XLP). - 19 - TSR – 5 - Year TSR – 10 - Year 30% 34% 42% 49% 54% 56% 62% 64% 67% 78% 84% 85% 86% 97% PG EPC CL BE KMB Consumer Staples LO S&P Peer Avg. HE CLX UL CHD RB 67% 68% 84% 89% 90% 93% 102% 118% 120% 123% 126% 141% 162% 175% PG CL EPC KMB Consumer Staples BE S&P Peer Avg. CHD CLX LO UL HE RB 39% 93% 97% 101% 155% 171% 174% 189% 195% 210% 276% 278% 289% 402% EPC PG S&P BE LO Consumer Staples KMB CL CLX Peer Avg. UL HE RB CHD

TSR – 1 - Year Source: Capital IQ. TSR measured through June 15, 2017, one day before rumors surfaced of Trian seeking Board representation. Note: TSR calculated as if an investor had purchased one share of stock on the first day of the measured period and thus it includes the pro rata return of any spun - off segments (if relevant ). “Consumer Staples” is represented by The Consumer Staples Select Sector SPDR Fund (XLP). - 20 - TSR – 3 - Year TSR – 2 - Year (5%) 2% 9% 9% 10% 10% 11% 15% 19% 20% 21% 22% 26% 42% EPC KMB CLX CL Consumer Staples CHD PG Peer Avg. LO RB S&P BE HE UL 11% 20% 23% 32% 34% 35% 39% 48% 55% 55% 62% 69% 69% 76% EPC CL PG KMB BE S&P Consumer Staples Peer Avg. HE LO CHD CLX RB UL (3%) 20% 22% 22% 23% 24% 26% 27% 31% 31% 34% 41% 47% 63% EPC LO PG CL S&P HE BE Consumer Staples Peer Avg. KMB CHD CLX RB UL TSR Has Trailed the Vast Majority of Peers (Cont’d)

Organic Sales Growth Has Underperformed Peers - 21 - 6.3% 4.9% 4.3% 4.2% 3.7% 3.6% 3.5% 3.5% 3.4% 2.3% (0.2%) UL CL BEI RB HE CHD LC KMB CLX PG EPC And has significantly underperformed the peer group since 2011 Source: SEC filings and annual reports. Note: Clorox figures exclude M&A based on Trian’s estimates. Reckitt Benckiser and Beiersdorf 2017 figures exclude one - time impacts as disclosed by the companies. Peer Avg: 3.7% (ex - Pet Nutrition) (Consumer) (ex - Food) (Consumer Products) (ex - Professional) (ex - Adhesive) P&G’s organic sales growth has deteriorated over time… 4% 3% 3% 3% 2% 1% 2% 2006-2011 CAGR 2012 2013 2014 2015 2016 2017 Organic Sales Growth CAGR (FY 2011 – FY 2017): 2.3% Organic Sales Growth CAGR (FY 2011 – FY 2017):

Volume Growth Continues to Trail Peers - 22 - Source: SEC filings and annual reports. Note: Excludes Reckitt Benckiser, Edgewell Personal Care, L’Oreal Consumer Products and Beiersdorf Consumer due to lack of volume disclosure . For comparability Unilever figures represent volumes ex. the Food segment; Henkel figures represent volumes ex. the Adhesives segment; Colgate - Palmolive figures represent volumes ex. the Pe t segment; and Kimberly - Clark figures represent volumes ex. the Professional segment. (1) Clorox volumes adjusted to exclude impact from acquisitions and divestitures. (2) Colgate - Palmolive “volume” is reported as volume and mix . Indexed Organic Volume Growth: FY 2011 – FY 2017 100% 102% 105% 104% 103% 105% 100% 103% 107% 110% 112% 116% 117% 2011 2012 2013 2014 2015 2016 2017 P&G Peers P&G under - performed by 1,200bps Note: Reckitt Benckiser, Edgewell , L’Oreal , and Beiersdorf do not disclose volumes publicly Average Volume Growth During David Taylor's Tenure (Q2 '16 - Q4 '17) Clorox (1) 4.0% Church & Dwight 3.6% Henkel 2.7% Kimberly-Clark 2.1% Unilever 1.4% P&G 1.1% Colgate-Palmolive (2) 0.6% Peer Average ex. P&G 2.4%

P&G is Losing Market Share at the Local Level Across Businesses - 23 - Source: Euromonitor International Limited 2017 © and Consumer Edge research. All rights reserved. The incorporated Euromonitor data has been independently researched as part of its annual Passport research process. Euromonitor makes no representations about the suitability of this data for investment dec isi ons . “Baby, Feminine & Family Care” measures P&G’s market share trends in Euromonitor’s “Tissue & Hygiene” category. “Fabric & Home Care ” measures P&G’s market share trends in Euromonitor’s “Home Care” category. “Beauty, Grooming & Health Care ” measures P&G’s market share trends in Euromonitor’s “Beauty & Personal Care” category. Note: Figures highlighted in red indicate market share loss. ▪ Market shares are down in 68% of the top 20 country - categories ▪ Losing market share in each individual category on a global basis over the past 5 and 3 year periods Value Share Market Share Gain / (Loss) Retail Baby, Feminine & Family Care Fabric & Home Care Beauty, Grooming & Health Care Country Sales ($b) % Sales 5 Yr 3 Yr 5 Yr 3 Yr 5 Yr 3 Yr USA $29,504 34% (0.1%) 0.3% 0.2% 0.0% (2.6%) (1.6%) China $8,789 10% (0.8%) (1.7%) (0.4%) (0.2%) (3.6%) (2.6%) United Kingdom $3,815 4% 0.9% 0.8% (2.6%) (1.7%) (0.9%) (1.0%) Japan $3,762 4% (0.1%) (0.0%) 5.1% 2.7% 0.1% 0.1% Canada $2,703 3% 0.1% 0.2% 2.7% 0.6% (0.9%) (0.9%) Germany $2,572 3% (0.9%) (0.3%) (1.0%) (0.6%) (0.9%) (1.2%) Brazil $2,530 3% 0.4% (0.6%) (0.2%) (1.6%) 0.5% 0.2% Russia $2,231 3% (2.9%) (2.3%) (6.6%) (6.9%) (0.9%) (0.5%) Italy $2,115 2% (0.0%) (0.3%) (0.4%) 0.2% (0.8%) (0.5%) France $2,077 2% (1.0%) (2.3%) (0.1%) (0.1%) (0.1%) (0.0%) Spain $1,672 2% (2.5%) (1.1%) (0.8%) (0.6%) (0.2%) (0.3%) Mexico $1,632 2% (4.4%) (4.1%) 0.0% 0.2% (0.3%) (0.4%) India $1,414 2% (1.8%) (3.7%) (0.4%) (0.2%) (0.9%) (0.6%) Philippines $1,169 1% (1.2%) 0.2% 1.7% 1.3% 0.1% (0.2%) Argentina $1,088 1% (1.8%) (0.9%) 3.0% 0.2% 0.6% 0.4% Turkey $1,072 1% 1.9% (1.0%) 1.6% 1.5% (1.1%) (0.8%) Saudi Arabia $1,002 1% (2.0%) (2.4%) (7.3%) (1.2%) 0.2% 0.3% Poland $823 1% (4.2%) (2.6%) 3.0% 1.0% (1.6%) (0.6%) Egypt $644 1% 2.2% (0.3%) (4.0%) (3.9%) (0.1%) 0.4% South Korea $579 1% (0.6%) (0.2%) 3.5% 1.0% (1.0%) (0.5%) Total P&G Global P&G $86,557 (0.5%) (0.5%) (0.0%) (0.2%) (1.7%) (1.2%) 5 Yr 3 Yr Country-Category Pairs Losing Share 15 16 11 10 15 15 41 41 Total # of Country-Category Pairs 20 20 20 20 20 20 60 60 % Losing Share 75% 80% 55% 50% 75% 75% 68% 68%

P&G's Operating Results Have Underperformed Peers

- **P&G's income statement has stalled since 2011, underperforming the peer average on virtually every line item including: sales growth (volume and organic growth), gross profit growth, gross margins, operating profit growth, operating margins and EPS growth**

P&G Income Statement (Continuing Operations) vs. Peers

($ in bn)	2011	2012	2013	2014	2015	2016	2017	P&G CAGR	Peer Average CAGR
Net Sales	**$70.5**	**$73.1**	**$73.9**	**$74.4**	**$70.7**	**$65.3**	**$65.1**	**(1.3%)**	**2.6%**
Volume Growth		0%	2%	3%	(1%)	(1%)	2%	0.8%	2.9%
Organic Growth		3%	3%	3%	2%	1%	2%	2.3%	3.7%
Core Gross Profit	$35.1	$35.4	$36.1	$35.7	$34.2	$33.0	$33.0	(1.0%)	3.4%
% Margin	49.8%	48.4%	48.8%	47.9%	48.4%	50.6%	50.8%	90 bps	190 bps
Core SG&A	$21.0	$21.4	$21.7	$21.0	$20.3	$19.0	$18.7	(1.9%)	2.0%
% Net Sales	29.7%	29.2%	29.4%	28.2%	28.8%	29.0%	28.7%	(110)bps	(130)bps
Core Operating Profit	**$14.1**	**$14.0**	**$14.3**	**$14.7**	**$13.9**	**$14.0**	**$14.4**	**0.2%**	**5.9%**
% Margin	20.1%	19.2%	19.4%	19.7%	19.6%	21.5%	22.1%	200 bps	330 bps
Net Income	$10.4	$10.1	$10.7	$11.2	$10.8	$10.4	$10.7	0.5%	--
Shares	3,002	2,941	2,931	2,905	2,884	2,844	2,740	(1.5%)	--
Core EPS	$3.48	$3.45	$3.65	$3.85	$3.76	$3.67	$3.92	2.0%	7.4%
Core EPS (as Reported)[1]	**$3.95**	**$3.85**	**$4.05**	**$4.22**	**$4.02**	**$3.67**	**$3.92**	**(0.1%)**	**7.4%**

Most comparable across time frames (see page 18 for more detail)

Source: SEC filings and annual reports.
Note: Financials exclude one-time costs such as restructuring expenses, impairments, non-recurring legal expenses, etc.
(1) Core EPS (as Reported) represents P&G's Core adjusted earnings per share as originally reported for each respective year. This allows for true comparability to 2017 Core EPS, as much of P&G's EPS growth on a *continuing* operations basis since 2011 has been offset by loss of earnings from divested businesses that are backed out of historical results.

- 24 -

Source: SEC filings and annual reports . Note: Peer EPS figures adjusted for non - recurring items and stock splits. EPS figures have been adjusted to reflect spin - offs, where applicable . (1) Reflects cumulative FX impact to revenue growth from FY 2011 – FY 2017. - 25 - Competitors Have Grown EPS Faster than P&G EPS Growth: FY 2011 – FY 2017 ▪ P&G largely blames volatility in the currency markets for poor financial performance but it is not the only CPG company with adverse currency exposure ▪ In fact two peers, Colgate - Palmolive and Kimberly - Clark, have grown EPS at a much faster rate than P&G despite having more significant currency headwinds 88% 78% 73% 63% 56% 51% 43% 36% 36% 18% (1%) HE CHD BE OR RB. ULVR EPC KMB CLX CL PG Cumulative FX Impact on Sales: (1) (6%) (6%) (4%) 3% (2%) (8%) (10%) (9%) (19%) (29%) (18%)

P&G’s Dividend Suffered as Revenue and Earnings Growth Stalled - 26 - 344% 125% 83% 56% 53% 47% 39% 37% 33% CHD HE LC UL CL CLX KMB PG RB Dividend Per Share Growth (Change over Last 6 Fiscal Years) Source: SEC filings and annual reports . Note: Edgewell Personal Care excluded due to the fact that dividends were not paid until 2012 and dividend policy material ly changed after the Energizer Holdings spin - off. Beiersdorf excluded as the company has paid a flat € 0.70 dividend since 2011. Peer Average: 98% Peer Median: 54% P&G Dividend Per Share Growth Has Stalled While Payout Ratio Has Increased… $1.97 $2.14 $2.29 $2.45 $2.59 $2.66 $2.70 2011 2012 2013 2014 2015 2016 2017 Payout Ratio 50% 56% 57% 58% 64% 72% 69% ▪ P&G’s dividend per share growth is near worst in class as growth has stalled over the last few years ▪ At the same time, EPS growth has been flat, resulting in a payout ratio that is the highest in the industry ▪ We are not suggesting that P&G cut its dividend. Rather, it is imperative that P&G returns to consistent market share growth to support healthy earnings and dividend growth in the future Change in Payout Ratio +23ppt +6ppt +8ppt +5ppt +3ppt +19ppt - 5ppt +13ppt +5ppt Current Payout Ratio 40% 51% 68% 61% 59% 69% 45% 55% 30% Growth has stalled…

P&G Has Lowered the Bar for Performance Over Time

- **Despite promises of transformational change, improved organizational design, and large headline cost savings meant to fuel reinvestment and earnings growth, P&G has generally lowered the bar for performance over the past decade**



Organic Sales Growth Target
4-6% organic
Global market growth PLUS 1 to 2%
"Ahead" of global market growth
Latest 3-year target of 2.8% organic growth was set lower than expected market growth of 3-4% for P&G categories(1)
2% organic
2005 L-T Target
2011 L-T Target
2014 L-T Target
2017 Guidance



EPS Growth Target
Double-digit EPS growth
High-single-digit to low-double-digit
High-single-digit
Mid-single-digit
2005 L-T Target
2011 L-T Target
2014 L-T Target
2017 Guidance

"Why do you only expect 2% to 3% organic sales growth in fiscal '18? And does that really signal that the ultimate payoff from all these areas is unlikely to move P&G above that 2% to 3% range longer term? ***I guess, to put it simply, [is P&G] now a structurally lower top line growth company, more in that 2% to 3% range?"***

– Dara Mohsenian, Morgan Stanley Analyst, 7/27/2017

Morgan Stanley

Source: Company filings, presentations, and investor calls.

(1) Expected market growth for P&G categories per P&G management (3-3.5% as of November 2016 Analyst Day near the time targets were set) and recent Wall Street research (~4%).

- 27 -

Source: Company SEC filings. Note: Company financials have been adjusted to exclude recent divestitures. (1) Assumes promotion expense of 4% of net sales. - 28 - Big Picture: P&G Investments Have Not Generated Returns For Many Years ▪ Since 2011, P&G has invested ~$96bn in R&D, advertising and promotion (“A&P”) and capital expenditures (“capex”), yet volumes have increased less than 1% annually and market share is down ▪ P&G’s cumulative investment is larger than the market value of most of its competitors, including Henkel, Kimberly - Clark , Colgate - Palmolive, Reckitt Benckiser, Church & Dwight, Clorox and Edgewell Personal Care ▪ Something is broken in P&G’s “innovation, marketing and growth machine” We are not telling P&G to stop investing; we are suggesting actionable ideas to ensure future investments drive an adequate return $10.8 $11.1 $10.8 $10.0 $9.9 $9.7 $4.0 $4.0 $3.8 $3.7 $3.3 $3.4 $1.9 $1.9 $1.9 $2.0 $1.9 $1.9 2012 2013 2014 2015 2016 2017 A&P Capex R&D Invested Capital Since FY 2011 $ 16.6bn $17.0bn $ 16.6bn $15.7bn $ 15.0bn (1) ~$96bn of total incremental invested capital since FY 2011 $ 15.0bn ▪ Market share losses ▪ Operating profit flat ▪ EPS flat

Revitalize P&G – Together - 29 - I. A Record of Underperformance II. Trian Strategic Initiatives: Regain Lost Market Share a. Organize in Way That Promotes Accountability b. Ensure Management’s $12 - $13bn “Productivity Plan” Delivers Results c. Fix The Innovation Machine d. Develop Small, Mid - Size & Local Brands e. Make M&A a Growth Strategy and a Core Competency f. Win in Digital g. Address Insular Culture h. Improve Corporate Governance III. Appendix: Trian Overview

Trian Strategic Initiative: Organize in a Way That Promotes Accountability

- **We believe P&G's current "matrix" structure results in limited accountability**
  - Selling & Market Operations (SMOs) sit outside the Global Business Units (GBUs), creating three dimensions to P&G's matrix structure – GBUs, SMOs and Corporate Functions / Global Business Services (GBS)
  - Corporate Functions and GBS report to Corporate, not the GBUs; resources within those organizations often have dual-line reporting

- **We believe management overstates changes to the structure when suggesting P&G is now "End-to-End"**
  - GBU leaders are allocated significant costs from corporate, diminishing "End-to-End" accountability
  - If GBUs truly "control" the sales force as P&G suggests, **which GBUs do the following executive officers named in P&G's 2017 Annual Report report to?**:
    - Carolyn Tastad – President of North America SMO
    - Gary Coombe – President of Europe SMO
    - Juan Fernando Posada – President of Latin America SMO
    - Matthew Price – President of Greater China SMO
    - Mohamed Samir – President of India, Middle East, and Africa SMO
    - Magesvaran Suranjan – President of Asia Pacific SMO
    - If sales resources report "hard-line" into GBUs then why do SMO Presidents and SMOs themselves exist?
    - If they do not report into GBUs or there is "dual-line" reporting, then there is not "End-to-End" accountability
  - Given limited transparency and public disclosure on P&G's matrix structure, it is impossible to know what reality is from the outside (this is another reason why we are seeking a seat on the Board for Nelson Peltz)
  - What we do know is that market share losses continue. Moreover, extensive due diligence and unsolicited feedback from **recently** retired *P&G* executives suggest changes are "incremental" at best:

"PG is working on how to fine tune the Modus Operandi to create 'more End to End' that in reality is still a highly matrixed operation with plenty of shared services and shared accountability. This leads to a very long time for decisions to be made as many people need to input… Several people at the General Manager level have confirmed to me that while there is a push for change it all feels in reality 'business as usual'" – *Recently Retired GBU President, July 2017*

Source: Company filings and transcripts; recently retired P&G executives.

- 30 -

- 31 - 1) Beauty , Grooming, & Health Care ($26bn revenue) 2) Fabric & Home Care ($21bn revenue) 3) Baby, Feminine & Family Care ($18bn revenue) – Strategy : Run like a series of smaller, connected companies to be faster moving and more locally adept – Each GBU will have regional leaders with full P&L ownership including sales, marketing, manufacturing, distribution & logistics, G&A (excl. shared services), etc. Oversight at GBU level that includes global brand management and R&D – Lean holding company (“HoldCo”) corporate staff – CEO oversees 3 GBU Presidents to ensure best - practices cross - GBU – HoldCo controls public company functions and costs – Back - office / shared services that are agreed to by GBU leaders Organize in a Way That Promotes Accountability (Cont’d) – Creating accountability: Each GBU President will have full and clear control of the entire P&L – Reducing operational complexity: Allows P&G to operate as three smaller, more focused businesses while preserving appropriate and logical synergies – Faster decision making: Speed and agility is not a luxury, but a matter of survival – Leaner cost structure: Empowers the GBUs by placing more resource decisions within the businesses – Understanding of local trends: Consumer preference is increasingly fragmented and local; must be served in culturally relevant ways ▪ A lean holding company structure with 3 GBUs will lead to faster growth by: ▪ We believe P&G should organize into a lean holding company with 3 largely autonomous GBUs

P&G's Existing Structure = Suffocating Bureaucracy and Complexity

P&G's current organizational structure is highly matrixed with 3 power centers: [(1)]

1. **10 GBUs (Categories):** Global, Regional and Country
2. **6 SMOs (Sales & Market Operations):** Regional and Country
3. **Corporate Functions & GBS:** Global, Regional & Country

Report to Corporate, not the GBUs; resources within these organizations often have dual-line reporting (applies to items 2 and 3)

The structure relies on a web of "straight line / dotted line" reporting relationships that obfuscates "ownership" of decisions and reduces organizational agility, exacerbated by the fact there are three dimensions to the matrix between Category, Sales and Functions – from global, to regional, to country

P&G's Current Organizational Structure (Simplified So It Fits on a Page)

Note: Dotted lines represent what are often dual-reporting lines in a matrix structure



Primary Power Center Is Global Category
P&G
Global Sales Officer
Global Categories, GBUs (10)
Global Functions (~6+)
Regional Sales, SMOs (6)
Regional BUs (10x6)
Regional Functions (8x6x10)
Country SMOs (~90)(2)
Country BUs (Up to 10x90)(2)
Country Functions (Up to 8x90x10)(2)

(1) GBUs are defined by category (i.e., Hair Care, Skin and Personal Care, Grooming, Oral Care, Personal Health Care, Fabric Care, Home Care, Baby Care, Feminine Care, Family Care).
Selling and Market Operations are responsible for sales execution at a regional and local level.
Corporate Functions include activities such as human resources, strategy, finance and IT, among others, and were created to support the businesses and create efficiencies.

(2) P&G sells to more than 180 countries according to P&G's 2017 Annual Report on Form 10-K. Given the numbers of countries where P&G management operates on-the-ground is not public, we estimate half for simplicity.

- 32 -

- 33 - Highly Matrixed = Allocated Costs = Diminished Morale ▪ If GBU leaders (who theoretically “own the P&L”) controlled 100% of their costs, their incentives would be clear: fund growth investments, optimize costs and maximize profits ▪ But because P&G is highly matrixed, GBU leaders are “allocated” significant costs from Corporate Functions, GBS and SMOs that are outside their control – We believe there are billions of dollars of such allocated costs at P&G – Understanding and addressing these costs would be one of Nelson’s primary goals on P&G’s Board Allocated Costs Create Numerous Challenges: Diminishes Morale of GBU Leaders ▪ Lessens ability to optimize resource allocation , fund growth and control costs ▪ Complexity from managing the matrix overwhelms focus on growing revenue and profit Leads to Excessive Costs ▪ Executives who oversee allocated costs report to Corporate, not the GBU leaders who are best positioned and incentivized to grow revenue and optimize expenses For a company of P&G’s size, there will always be allocated costs. Trian’s goal is to minimize the amount of these costs by empowering GBUs to agree on allocations or find better alternatives

$65 $60 $29 $22 $18 $15 $13 $8 $6 $4 $2 PG UL LOR HEN KMB CL RB BEI CLX CHD EPC - 34 - Matrix Structure Does Not Leverage Scale and Other Advantages Source: SEC filings, annual and quarterly reports. Pricing premiums from Consumer Edge. Pricing premium calculated excluding relevant com pan y from its category average. (1) Excludes peers with less than 25% of sales in the U.S. (or North America where U.S. disclosure isn’t available), includin g H enkel, Reckitt Benckiser, and Beiersdorf . P&G is ~4x Larger than its Average Competitor ~4x peer average sales Sales vs. Peers ($bn) 53% 40% 30% 13% 11% 10% (6%) (17%) NA NA NA PG LOR CLX KMB EPC UL CHD CL HEN RB BEI Average U.S. Price Premium (vs. Category) (1) P&G has a ~50% price premium, across its categories …Yet , operating margins are only ~250bps ahead of the peer average, and substantially below “best - in - class” 22.1% 19.6% 27.2% PG Peer Average Best-In-Class (RB, CL) Operating Margins vs. Peers

We Believe Current Structure Has Led to Near Worst-In-Class International Margins

- **P&G's international margins are meaningfully lower than peer averages despite scale advantage**
- **We believe this may be indicative of the downside of a highly matrixed and globally-led GBU structure**
- **Unilever, P&G's largest peer internationally, currently has a 15% international operating margin despite a higher mix of low margin commoditized businesses, and is targeting ~360bps of margin improvement across the business by 2020**

International Sales ($ in billions)



$37.8
3x larger than peers
$12.3
P&G
Peer Average

International Operating Margins vs. Peers[1]



Implied Operating Profit Opportunity
Achieve Peer Margin: $1.5bn
Achieve Top Third: $4.1bn
12.9%
16.9%
23.7%
P&G[2]
Peer Average
Top Third

Source: SEC filings.

(1) Peer international margins are as comparable as disclosure allows. Excludes the U.S. for Clorox and Church & Dwight; excludes all of N. America for Henkel, Reckitt Benckiser, L'Oreal, Kimberly-Clark, and Colgate-Palmolive; and excludes Americas for Beiersdorf and Unilever. Edgewell does not disclose international margins and is excluded from peer average.

(2) P&G's international margin is calculated as company disclosed international pre-tax income (from Form 10-K) plus non-recurring items and interest expense, divided by international sales. Non-core items and interest expense are allocated to the international segment based on sales contribution.

- 35 -

- 36 - Management Says It Has Improved the Structure… “End - to - End” P&G says it has improved its highly matrixed organizational design by implementing two “work - arounds” designed to improve the legacy structure Regional GBUs have more input over resources within a market, including S ales While management tries to portray “End - to - End” as giving the GBU full control of the P&L, sales resources sit outside the GBUs in the SMOs while GBU leaders are allocated significant costs from Corporate Functions and Global Business Services outside of their control “Freedom Within a Framework” What P&G Says Our Concern Teams in small markets can flex spending and pricing within prescribed limits without region / global approval A partial solution at best to address growing importance of local and slowness of matrix model. P&G is not addressing the challenges posed by its organizational “ethos” of Big, Centralized and Globally Homogenous

- 37 - …But the Results Have Not Improved Under the “End - to - End” Model Question from Research Analyst on Last Earnings Call Regarding End - to - End: “I just wanted to talk a little bit about implementation of End - to - End . I think in North America, we're kind of at a 2 - year point for that being put in place , and I understand it was the lead market. There was going to be a lot of learning and adjusting. But it looks like you're still -- share trends are still not clearly where they need to be in the U.S . ” – Question from Lauren Lieberman, Barclays Analyst, on P&G’s Q4’17 Earnings Call, July 27, 2017 In the U.S. where “End - to - End” has been in - place for 2 years, results remain mixed at best P&G’s U.S. Sales From Continuing Operations ($ in billions) $26.8 $27.0 $27.3 2015 2016 2017 Source: Company filings. +0.7% +1.1%

- 38 - Shareholders Have Heard The Same Promises Before What They Said Then (2011 - 2013) “We want to have all the benefits of an $80 bn company , and the agility and speed of a $10 bn company . To do this, we’ve spent the last 18 months putting the work processes, decision - making structures, and data systems in place to enable P&G to truly operate as an integrated company. Again, all of these efforts are aimed at two important outcomes – cost advantage and faster growth… I really do think it is game changing for the way we operate .” – P&G at CAGNY, 2/24/2011 What They Say Now (2017) “We're leveraging this talent and mastery in an organization designed to get the best of both: focus and agility at the point of competition in categories and markets; along with the benefits of P&G scale and cost advantages in areas like global business services , purchasing, tax, treasury and supply network efficiency, advantages that none of our individual businesses or sectors could achieve on their own .” – P&G Earnings Call, 7/27/2017 Following announced sale of Folgers, Pringles and Pharmaceuticals from ‘08 - ’11, representing ~8% of 2011 operating profit “We continue to take steps to strengthen P&G’s portfolio of businesses, which enables us to focus on our greatest growth opportunities… we believe that our current portfolio is the strongest it has been in many years and provides a highly strategic platform for market leadership and sustainable growth .” – P&G Annual Report, August 2011 Following announced sale of ~100 mostly small brands from ’14 - ’16 (including to Coty), representing ~6% of operating profit “We streamlined our portfolio for faster growth and higher profitability. We now have a much stronger, more focused portfolio that is better positioned to win .” – P&G at Deutsche Bank Conference, 6/15/2017 “We are radically simplifying our end - to - end organization design so there are now only three handoffs going from global concept to regional tailoring to local execution… This gives us better line of sight from design to execution with clearer responsibilities, fewer internal transactions, fewer roles and stronger results .” – P&G at CAGNY, 2/21/2013 “In large markets, we're implementing what we call an End - to - End ownership and accountability approach. This new model gives regional category business leaders who own full profit and loss possibilities holistic decision - making authority, starting with the front end of innovation all the way through to the consumer .” – P&G Earnings Call, 7/27/2017 “We are emphasizing that culture [of execution] . I won’t say that it didn’t exist before but we are emphasizing that as we get smaller and as we behave like a smaller company, taking personal responsibility and having that personal accountability for excellence and execution becomes critical. So we are measuring it . We are rewarding it and we are obviously providing sanctions where it doesn’t occur .” – P&G at CAGNY, 2/21/2013 “We're further strengthening our organization design, culture and accountability . Deeper mastery, closer to consumers and customers, more agile, more accountable, more efficient and more effective … We're putting more granular incentives in place to match the increased End - to - End responsibility we're asking leaders to assume .” – P&G at Deutsche Bank Conference, 6/15/2017 Source: Investor call transcripts and annual reports. Culture / Accountability “End - To - End” Portfolio Simplification Leverage Scale While Acting like a Smaller Company

In Fact, Shareholders Have Been Hearing About Structural Improvements for Over a Decade

- **P&G's leadership has promised many incremental improvements to P&G's structure over the years, including numerous changes under the watch of current Board members**
  - *P&G Independent Director Start Dates: 2000(1 Director); 2001(1); 2003(1); 2008(2); 2009(1); 2011(1); 2013(1); 2015(1); 2017(1)*

Pre-1998	**Global Matrix:** "Typical" matrix structure. Regional groups had control of P&L and each had dedicated category and functional resources. Category groups retained control of category strategy, brand equities, R&D and product innovation at a global level
1998-2005	**Organization 2005:** Origin of today's highly matrixed structure. Company dismantled previous matrix and created three new organizations: **(i) Global Business Units (GBUs)** to handle product development, branding, new business development (GBU became center of decision making); **(ii) Market Development Organizations (MDOs)** to handle sales and marketing efforts at the regional level; and **(iii) Global Business Services (GBS)** or consolidation of back-office functions across the organization. While the new structure intended to leverage scale, it dispersed P&L responsibility across the organizations and created meaningful cost redundancies
2010-2012	**Increased Centralization:** Under CEO Robert McDonald, Company moved towards centralization of purchasing, manufacturing, distribution, R&D, and strategy in order to reduce cost redundancies – "One Integrated Company"
2013	**Four Global Industry Sectors:** Company grouped GBUs into four "industry-based sectors" to further reduce cost redundancies created in Organization 2005
2014	**Changed MDOs to "SMOs":** Changed the name of the Market Development Organizations to Sales and Market Operations (SMOs). In addition, moved marketing resources from MDOs into GBUs. The new SMOs would be focused predominately on regional and local selling and day-to-day execution
2015-Today	**"End to End" and "Freedom Within A Framework":** Per management's admission, centralization made the Company "too slow." To address this, the Company has begun giving GBU leaders more authority over regional and local selling resources

Source: Company SEC filings, presentations, and investor calls.

- 39 -

But the Market Share Losses Continue Across P&G’s Largest Countries… - 40 - Source: Euromonitor International Limited 2017 ©. (240) (220) (200) (180) (180) (130) (120) (100) (100) (70) (60) (40) (20) (10) 0 30 50 60 80 90 Saudi Arabia China USA Russia Egypt Mexico Poland UK Germany Spain Italy South Korea France India Canada Brazil Turkey Argentina Philippines Japan P&G Global Market Share Change: 2011 - 2016 (bps) 2016 P&G Retail Sales by Country ($ bn) $1,002 $8,789 $29,504 $2,231 $644 $1,632 $823 $3,815 $2,572 $1,672 $2,115 $579 $2,077 $1,414 $2,703 $2,530 $1,072 $1,088 $1,169 $3,762 Saudi Arabia China USA Russia Egypt Mexico Poland UK Germany Spain Italy South Korea France India Canada Brazil Turkey Argentina Philippines Japan ▪ Market share losses across the majority of P&G’s largest markets over the past 5 years

…And Across P&G’s Largest Categories - 41 - P&G Global Market Share Change: 2011 - 2016 (bps) (490) (350) (320) (250) (220) (120) (100) (90) (80) (80) (70) (60) (50) (40) (30) 10 40 50 80 80 140 320 Sanitary Protection Men's Shave Depilatories Nappies/Diapers/Pants Personal Wipes Baby - Personal Care Facial Tissues Bath and Shower Laundry Care Surface Care Toilet Care Shampoo Skin Care Conditioner Oral Care Toilet Paper Dishwashing Air Care Deodorants Paper Tableware Paper Towels Adult Incontinence Source: Euromonitor International Limited 2017 ©. $6,021 $7,112 $1,259 $12,080 $2,110 $919 $450 $1,680 $18,745 $2,026 $85 $6,812 $4,372 $2,340 $7,669 $2,759 $3,292 $1,368 $1,663 $136 $2,536 $410 Sanitary Protection Men's Shave Depilatories Nappies/Diapers/Pants Personal Wipes Baby - Personal Care Facial Tissues Bath and Shower Laundry Care Surface Care Toilet Care Shampoo Skin Care Conditioner Oral Care Toilet Paper Dishwashing Air Care Deodorants Paper Tableware Paper Towels Adult Incontinence 2016 P&G Retail Sales by Category ($ bn) ▪ Market share losses in each of P&G’s 7 largest categories ( marked with *) over the past 5 years * * * * * * *

China Diapers Case Study

P&G has lost significant share behind <u>one of its largest brands</u> (Pampers) in P&G's <u>second largest market</u> (China). China is also the world's largest diaper market and has been growing at a double-digit CAGR over 5 years

- P&G was an early entrant in China diapers decades ago, as Pampers built leading share with a value-orientation
- P&G failed to respond to Chinese consumers trading up to imported premium products over the years. P&G also failed to respond to cultural shifts in shopping channels from mass-market hyper and super-stores to e-commerce and upscale specialty stores
- As a result, the Company has lost ~650 bps of market share while competitors like Kimberly-Clark and Kao have been gaining market share
- Share loss was NOT driven by lack of resources, as P&G has long operated with the following organizations in China <u>and</u> Asia:
  - Global Baby Care category team
  - Regional Baby Care category team in Asia Pacific
  - Country Baby Care category team in China
  - Regional SMO in Asia Pacific
  - A specific SMO just for China

Strategic mistakes of this magnitude suggest multiple breakdowns across the entire organizational design, including consumer research, product development, pricing, sales, distribution – and lack of coordination between all of the above

Premium Diapers as % of Total Sales



Kao
Unicharm
Daio
K-C
P&G
100
90
80
70
60
50
40
30
20
10
0
May-16
Jul-16
Sep-16
Nov-16
Jan-17
Mar-17
May-17

P&G Has Lost Massive Share in a Critical Growth Market

China diapers is a $7.4bn market growing at a double-digit CAGR since 2011. While competitors such as Kimberly-Clark and Kao have grown share, P&G has lost significant share



Pampers
(P&G)
32%
25%
2011
2016
HUGGIES
(Kimberly-Clark)
8%
13%
2011
2016
Merries
(Kao)
4%
12%
2011
2016

Source: Euromonitor International Limited 2017 ©. Wall Street research, investor call transcripts.

- 42 -

Gillette Case Study

In 2005, P&G acquired Gillette for $57bn but has lost 1,250 bps of share in the U.S. men's shave category in just 5 years

- ***Lack of innovation***: From the 1980s through P&G's acquisition, Gillette launched a new razor / blade platform every 7-9 yrs, cannibalizing prior platforms but distancing itself from competition and growing share. **P&G has not launched a new platform since the acquisition (12 yrs and counting; see chart on right)**
- ***Lack of competitive response:*** Gillette also did not adequately respond to upstarts such as Dollar Shave Club and Harry's launching less expensive product with internet delivery. These competitors have taken ~1,000 bps of share combined in just the last five years
- ***How may P&G's structure have impacted Gillette?***
  We understand that Gillette management advocated for a direct-to-consumer program a year before Dollar Shave Club launched in 2011. Given a combination of razor blades' high prices, small size and weight and regular ordering pattern, the category was a good fit (and susceptible to competition from) online
- A proactive and aggressive direct-to-consumer response was quickly "shut down" by corporate and the local sales team
- In this case, P&G would have benefitted from more decentralized and less homogenized thinking
- Now, six years later, P&G is committed to online subscription for Gillette but is still ramping up investment and playing catch-up

"Platform" Introductions Have Slowed

Sensor	**1989**	9 years
Sensor Excel	*1994*	
Mach 3	**1998**	7 years
Mach 3 Turbo	*2001*	
Sensor 3 Refillable	*2004*	
M3 Power	*2004*	
Fusion System	**2005**	← *Acquired by P&G in 2005*
Expanded M3 Power	*2005*	12+ years
Fusion Proglide	*2010*	
Fusion Proglide Flexball	*2014*	
Fusion Proshield	*2016*	
???	**2017**	

U.S. Men's Grooming Market Share


Gillette
(P&G)
62%
49%
DOLLAR SHAVE CLUB
(Unilever)
+
HARRY'S
10%
0%
2011
2016
2011
2016

Source: Euromonitor International Limited 2017 ©, Wall Street research, Gillette website, investor call transcripts and discussions with former Gillette employees.

- 43 -

- 44 - Source: Company filings. Trian’s Proposed Organization Structure for P&G Lean HoldCo with 3 Independent Businesses Procter & Gamble (Lean holding company) Fabric & Home Care Beauty, Grooming & Health Care Baby, Feminine & Family Care Sales $26bn Operating Profit $6.4bn Sales $21bn Operating Profit $4.2bn Sales $18bn Operating Profit $3.8bn Lean Holding Company ▪ CEO oversees 3 GBU Presidents ▪ Ensures best - practices cross - GBU ▪ HoldCo controls public company functions and costs ▪ Back - office / shared services that are agreed to by GBU leaders Three Independent GBUs ▪ Operate like standalone public companies reporting to 1 shareholder – P&G ▪ We envision each GBU will have regional leaders with full and clear ownership of the P&L for their geography including sales, marketing, manufacturing , distribution & logistics, G&A (excl. shared services ) ▪ GBU’s decision as to whether to opt - in to cross - GBU functions such as procurement, distribution & logistics, media buying, etc. ▪ GBU’s decision as to whether to pool resources cross - GBU in sub - scale markets ▪ Lean oversight at GBU level that includes global brand management and R&D. GBU leaders to determine degree of centralization based on category dynamics ▪ More input from local teams on the Development side of R&D Strategy : Run like a series of smaller connected companies to be faster moving, more locally adept, and more fit to compete in today’s rapidly changing environment

- 45 - Proposed Structure Has Numerous Advantages Over Current Matrix 3 GBUs Under Lean Holding Company Current Matrix x Clear accountability – GBU leaders are empowered – GBU has full control of its own sales force – GBU leader decides whether to opt - in to shared services (procurement, distribution & logistics, pooled resources in small markets, etc.) – Creates “no place to hide” dynamic as GBU leaders will produce strong results or be replaced  Limited accountability – Sales resources (SMOs) sit outside of the GBU – Functions often report to corporate, not GBU – Decision - making distributed across various leaders (SMO leader, GBU leader, Corporate) – “Nobody is in charge” dynamic leads to slow and bureaucratic decision making x Better positioned to compete locally – Power moves to GBUs and, in turn, GBU’s respective regional leaders, away from Corporate – Regional leaders under each GBU control the P&L for their geography; people closest to customers and local markets control the P&L – Regional leaders empowered to make operating decisions in response to local trends  “Global” power center hampers ability to compete locally – Power resides at the global level for categories, Corporate Functions and Global Business Services, but local dynamics have never been more important – Global categories incentivized to focus on biggest global brands and standardized products despite local differences x Less Bureaucracy – Allows P&G to operate lean at Corporate – GBU leaders have the institutional power to ensure Corporate Functions and Global Business Services are efficient  Highly matrixed structure drives suffocating bureaucracy – Corporate Functions and Global Business Services grow unwieldy supporting 10 categories and 6 SMOs on a global basis, with limited accountability – Leads to significant allocations of costs related to Corporate Functions and Global Business Services over which P&L leaders have little or no control x Optimizes synergies – GBU leaders will choose shared services (procurement, distribution & logistics, media buying, pooled resources in small markets, etc.) if truly producing synergies and benefits of scale  The leveraging of costs never materializes – The purpose of the matrix is to leverage costs, but lack of accountability leads to excessive costs and bureaucracy

We Believe an Empowered Gillette Would Have Defended Market Share More Aggressively - 46 - (1) “The Razor Wars Have Begun and Somebody’s Going to Get Hurt,” by Jeff Harder, Boston Globe, June 21, 2017. “Had it been free from P&G’s lumbering management structure, Gillette might have been more aggressive about fighting its new rivals, says Ali Dibadj, a consumer products analyst at the research and brokerage firm Bernstein. ‘Frankly, Gillette should have taken out Dollar Shave [Club] in year one,’ Dibadj says. To hear analysts tell it, Gillette’s response to Dollar Shave Club and its low - cost peers — Harry’s, Bevel, ShaveMob, and a litany of others — was a dismissive institutional smirk.” (1) ▪ In September 2003, before P&G acquired Gillette, Schick launched its 4 - blade razor system, Quattro, leapfrogging Gillette’s Mach 3 system that had been on the market since 1998 ▪ The launch was well - timed and dangerous to Gillette, given it was in the middle of the company’s new platform introduction cycle (every ~7 - 9 years) and it would take several years for Gillette to launch its new 4 / 5 - blade system ▪ The Quattro launch set off alarm bells at Gillette to identify a strong competitive response. Gillette accelerated the launch of its battery - operated “Power System,” fast - tracking development from an initial expectation of 2.5 - 3 years to 6 - 9 months ▪ The M3 Power launch helped Gillette defend market share and bridge the gap until the Fusion system launched in 2005 ▪ A fair question to ask is whether Gillette in its current form (relying on coordination with Corporate, the N. American SMO and various manufacturing and supply chain functions) would have responded as quickly to Schick’s Quattro challenge? We suspect the answer is no ▪ The same question can be asked in a different way with respect to the recent challenge from Dollar Shave Club (acquired by Unilever) and Harry’s… Would a more focused Gillette management team, under a less homogenous, global and matrixed P&G structure, have responded more aggressively many years ago to upstart competitors? Would there have been a more aggressive competitive response – targeted new products at lower price points, earlier adoption of online subscription services, or both? We suspect the answer is yes and others seem to agree…

Revitalize P&G – Together - 47 - I. A Record of Underperformance II. Trian Strategic Initiatives: Regain Lost Market Share a. Organize in Way That Promotes Accountability b. Ensure Management’s $12 - $13bn “Productivity Plan” Delivers Results c. Fix The Innovation Machine d. Develop Small, Mid - Size & Local Brands e. Make M&A a Growth Strategy and a Core Competency f. Win in Digital g. Address Insular Culture h. Improve Corporate Governance III. Appendix: Trian Overview

- 48 - Regain Lost Market Share By Ensuring P&G’s “Productivity Plan” Actually Delivers Volume Generating Investments ▪ Management’s latest productivity plan targets $12 - $13 billon of gross cost reduction through 2021 ▪ Trian believes that management lacks credibility for three reasons: 1) Management has announced two major “productivity plans” since 2012 which total $23bn – $23bn represents ~33% of net sales…appears unrealistic 2) The first $10bn productivity plan from 2012 never showed up on the income statement – C ost savings did not drive operating profit growth – C ost savings did not drive volume growth or market share, to the extent reinvested – Most peers expanded margins more than P&G since 2011 3) Once again, management is making bold claims but not willing to provide an explicit commitment on net savings or market share gains from reinvestment – Public guidance of 30 - 70bps of margin expansion per year implies that virtually none of the $12 - $13 billion will drop to the bottom line (1) ▪ As a Board member, Nelson will seek to ensure that management actually delivers on its $12 - $13bn “productivity” commitment. Specifically, as a Director Nelson will work to ensure that 1) $12 - $13bn of unproductive spending, which management acknowledges, is largely re - directed towards volume generating investments and 2) that those investments actually grow operating profit: 1) Marketing 2) Pricing 3) Promotion 4) R&D (1) Source: Investor call transcripts. Assumes P&G will generate 30 - 40% incremental margins on volume growth

P&G's Headline Productivity Plans Appear Unrealistic

- **P&G has announced two major productivity programs, beginning in fiscal 2012 and running through 2021, for a total of up to $23bn in targeted savings[1]. For context, net sales were only $65bn in 2017**
- **$23bn represents ~29% of 2017 gross sales, and ~33% of net sales (excluding trade spend from the savings) – in Trian's view an unrealistic target**
- **Trian believes the $23bn number includes a combination of the following, obfuscating the target and result**
  - Savings projected in future (higher) dollars
  - "Cost avoidance:" treating expense categories that grow slower than an assumed baseline rate as real savings when costs still rise from prior year's levels
  - Gross savings targets before certain roles and functions are added back elsewhere in the Company
  - Gross savings targets before accounting for roles or functions that are outsourced
- **In Trian's view, beginning a cost savings program with an unrealistic target based on future numbers and theoretical benchmarks diminishes the probability of achieving the desired result**

FY 2012-2016 Productivity Program Announced Savings: $10 billion

Cost	Total Savings ($bn)
Trade Spend	N/A
Cost of Goods Sold	$6bn
Marketing	$3bn
General & Administrative	$1bn
Total	$10bn

FY 2017-2021 Productivity Program Announced Savings: $12-13 billion

Cost	Total Savings ($bn)
Trade Spend	$1.5bn
Cost of Goods Sold	$7bn
Marketing	$2bn
General & Administrative	$1-2bn
Total	$12-$13bn

Source: P&G investor presentations.
(1) P&G announced a goal to reduce costs by $10 billion dollars by 2016 at the Consumer Analyst Group of New York Conference held on February 23, 2012. In addition, P&G detailed an additional savings opportunity of up to $13 billion on their Q3 2017 earnings call on April 26, 2017.

- 49 -

- 50 - The First Cost Program Did Not Create Value (2012 - 2016) Source: SEC filings, investor presentations, transcripts, Wall Street research. (1) Deutsche Bank Global Consumer Conference (June 15, 2017). (2) Deutsche Bank Global Consumer Conference (June 16, 2016). 0% 2% 3% (1%) (1%) 2012 2013 2014 2015 2016 5 - Year CAGR P&G: 0.6% Peers: 3.0% $14.2 $14.0 $14.3 $14.7 $13.9 $14.0 2011 2012 2013 2014 2015 2016 5 - Year CAGR P&G: (0.1%) Peers: 5.6% $7bn lost to FX $3bn reinvested in business In 2012, P&G announced a $10bn productivity plan Today, P&G claims that they over - achieved against this target (1) Of the $10bn, P&G claims that $7bn was offset by foreign exchange (FX) (2) and the rest was reinvested However, the remaining +$3bn of savings did not drive sales or profit Volume Growth (%) Operating Profit ($bn) If the $3bn of remaining productivity dropped to the bottom line, operating profit would have been ~20% higher in 2016

Peers Have Outperformed P&G on Growth and Margin Expansion Since The Productivity Plans Began

- P&G claims it over-delivered on its 2012-2016 $10bn productivity plan, and is now one year into a new $12-13bn plan, yet peers have grown organic sales and operating margin faster since the plans began
- P&G cites currency headwinds for lack of margin progress, but most peers have dealt with and overcome currency headwinds (see page 25)

Cumulative Organic Sales Growth (FY 2011 – FY 2017)



38%
29%
26%
25%
22%
21%
21%
21%
20%
(1%)
Avg: 22%
14%
Beiersdorf
Reckitt Benckiser
Henkel
L'OREAL
Kimberly-Clark
CLOROX
Edgewell
P&G

Peer Change in Operating Margin Since Before the Cost Plans (FY 2011 – FY 2017)



180 bps
210 bps
240 bps
248 bps
277 bps
307 bps
359 bps
440 bps
482 bps
600 bps
Avg: 334 bps
198 bps
CLOROX
L'OREAL
Edgewell
Beiersdorf
Henkel
Kimberly-Clark
Reckitt Benckiser
P&G

__Disconnect between actual productivity results and P&G's claims…__

"As of July 1 [2016], we have reduced [overhead] roles by nearly 25%, 2.5 times the original target. Including divestitures, we'll reduce roles by about 35% by the end of fiscal 2017. To put these headcount reductions into perspective, we compared ourselves to 3G, generally regarded as the best-in-class benchmark in cost management and overhead efficiency. __Our 25% reduction in overhead manufacturing staffing compares to the 3G benchmark range of 5% to 23%.__" *– P&G, Analyst Day Presentation, 11/18/2016*

Source: SEC filings and annual reports.

- 51 -

- 52 - Once Again , P&G is Making Bold Claims but Not Committing to Net Savings or Market Share Gains Management’s latest Productivity Plan targets $12 - $13bn of gross cost reduction through 2021… …yet management has only guided to 30 - 70bps of annual margin improvement (including flow - through on sales growth) At midpoint, implies ~1,700bps of cumulative margin benefit by 2021 (excl. trade spend) At midpoint, implies 200bps of cumulative margin improvement by 2021 What is the disconnect? 2) Management is reinvesting the difference (>$11bn) back into the business OR P&G should be held accountable for ongoing market share loss 1) Either management’s $12 - $13bn of cost savings aren’t real…. P&G should be held accountable for years of “productivity” that will not impact the bottom line

As a Board Member, Nelson Will Seek to Ensure that Productivity Delivers Improved Operating Results

Current Productivity Plan Not Driving Differentiated Results

- Despite $12-$13bn of claimed productivity, management is still targeting market share losses through 2019, and bottom-quartile EPS growth vs. peers
  - *Targeting 2.8% organic sales growth vs. expected market growth of 3-4%*
  - *Targeting 6.0% EPS growth vs. peer average of 8.0% and best-in-class of 9-11%*

With Nelson on the Board

- Nelson will seek to ensure that P&G ***actually*** delivers on its $12-$13bn of productivity savings, and that these savings:
  - i. **Are reinvested** into volume generating investments (marketing, pricing, promotion, R&D)
  - ii. **These investments actually grow operating profit**
- With $12-$13bn of productivity identified, there is no reason, in our mind, that P&G should not be targeting:
  - *i.* ***Sales growth at least as fast as the market***
  - *ii.* ***Best-in-class EPS growth***

Source: SEC filings.
(1) Expected market growth for P&G categories per P&G management (3-3.5% as of November 2016 Analyst Day near the time targets were set) and recent Wall Street research (~4%).

- 53 -

Cost Reduction and Faster Growth are NOT Mutually Exclusive

At Trian's consumer investments where Nelson Peltz has served on the board, margin improvement coincided with sales growth, often due to reduced bureaucracy, greater accountability, and a faster moving organization

	Margin Improvement	Growth Profile
Mondelēz International	**10.6% → 16.4% (+580bps)** (2013 to 2017e consensus)	• Category has slowed, but organic sales growth has still outperformed packaged food peers by ~700bps since Nelson joined the Board in January 2014. A&C and R&D increased as % of sales
Sysco	**3.7% → 4.2% (+50bps)** (2015 to 2017)	• Local case growth accelerated from ~0% in 2010-2015 to +2.6% CAGR in 2016 & 2017 (most important revenue metric)
Wendy's	**13.1% → 33.5% (+2,040bps)**[(1)] (2011 to 2017e consensus, including some benefit from refranchising)	• 18 consecutive quarters of positive "same-store-sales" (ongoing) • Same-store-sales have outperformed MCD & BK by 280bps since 2011 in N. America (~93% of Wendy's system)
Heinz	**17.3% → 16.9% (-40bps)**[(2)] (including ~90bps of margin headwind driven by increased emerging markets mix) (2006 to 2012)	• 32 consecutive quarters of positive organic growth. A&C and R&D increased as % of sales • 9% annual EPS growth over duration of investment

Source: SEC filings.

(1) Represents earnings before interest, taxes, depreciation & amortization ("EBITDA") margin. Margin improvement driven by both G&A reduction and the company's strategic decision to move to a higher franchise mix. Note – 2011 is used as the base year as this is the earliest publicly available data for Wendy's operating margin excluding Arby's and Wendy's bakery operations.

(2) Represents operating margin excluding advertising spend.

- 54 -

Revitalize P&G – Together - 55 - I. A Record of Underperformance II. Trian Strategic Initiatives: Regain Lost Market Share a. Organize in Way That Promotes Accountability b. Ensure Management’s $12 - $13bn “Productivity Plan” Delivers Results c. Fix The Innovation Machine d. Develop Small, Mid - Size & Local Brands e. Make M&A a Growth Strategy and a Core Competency f. Win in Digital g. Address Insular Culture h. Improve Corporate Governance III. Appendix: Trian Overview

Trian Strategic Initiative: Fix the Innovation Machine - 56 - P&G R&D Expense vs. Peer Group – Last Fiscal Year End ($mm) ▪ P&G spends $1.9bn on R&D per year, more than Henkel, Kimberly - Clark , Colgate - Palmolive, Beiersdorf, Reckitt Benckiser, Clorox, Church & Dwight and Edgewell combined ▪ While there have been successes (e.g., Tide Pods in 2012), P&G has not driven consistent growth via breakthrough product or brand innovation / renovation for years – as exemplified by continued market share losses $1,874 $1,082 $941 $509 $328 $289 $208 $202 $135 $72 $63 PG ULVR L'Oreal Henkel KMB CL BEI RB CLX EPC CHD Organic Growth CAGR: 2011 - 2017 2.3% 6.3% 3.5% 3.7% 3.5% 4.9% 4.3% 4.2% 3.4% - 0.2% 3.6% Source: SEC filings and annual reports . Trian is NOT advocating that P&G reduce R&D, but rather that the Company address the root - cause issues driving continued market share losses. At Heinz and Mondelez, R&D increased as a percentage of sales while Nelson Peltz was on the Board

- 57 - Source: Company website. Naturella is not a “Top Brand” as defined on P&G’s website. Created Pre 1960 Created 1960 - 1980 Created 1980 - 2000 Created 2000 - Today Despite ~$2bn in annual R&D, and $3 - 4bn in annual capex - far more than any competitor All of P&G’s Brands Per the Company’s Website ▪ P&G has not created a meaningful new brand since Swiffer, almost 20 years ago It Has Been Decades Since P&G Created a New Leading Brand * * * * * * * * * * * * * * * * * * * = Acquired (2008) * *

- 58 - 1) Where are breakdowns occurring from a process perspective: Resource allocation? Governance on decision making (i.e., corporate vs category, global vs local )? Personnel? 2) Is P&G spending enough of its R&D on R esearch, or is spending disproportionately on D evelopment of product line extensions and reformulations? 3) Did the Company diminish its R&D competency when it implemented “Connect and Develop” years ago – supplementing internal research with outside partners (e.g., crowd - sourcing)? 4) Are outside partners reticent to bring best ideas to P&G despite P&G’s scale advantage because of its perceived bureaucracy and difficulty incubating and developing ideas? Key Questions to Address Regarding Innovation Nelson Peltz Will Propose a Board - Led Study on the Lack of Breakthroughs

Revitalize P&G – Together - 59 - I. A Record of Underperformance II. Trian Strategic Initiatives: Regain Lost Market Share a. Organize in Way That Promotes Accountability b. Ensure Management’s $12 - $13bn “Productivity Plan” Delivers Results c. Fix The Innovation Machine d. Develop Small, Mid - Size & Local Brands e. Make M&A a Growth Strategy and a Core Competency f. Win in Digital g. Address Insular Culture h. Improve Corporate Governance III. Appendix: Trian Overview

- 60 - Source: Company transcripts from conference calls. (1) Kantar Worldpanel, “Local brands command 60% of FMCG shopper choices,” 5/19/16. P&G’s portfolio “transformation” consisted of exiting ~100 mostly small brands [Post Coty and exiting ~ 100 brands] “The businesses that will remain in our portfolio fit very well within our core capabilities . We understand the consumers of these businesses . These businesses fit our brand and product model , are sold primarily in our core channels of distribution and we can source them more effectively and efficiently than third parties . These businesses have proven track records . The more focused portfolio will be much simpler to manage, to operate and to execute in store . ” – P&G Presentation at CAGNY, February 19, 2015 » Small, mid - size & local brands are growing market share , driven by consumer preference (e.g., local and natural), e - commerce and digital marketing. The “big is beautiful” model is threatened as the internet and social media eliminate barriers to entry for new brands » Local brands are also taking share. According to Kantar , “ Local brands are closing in on their multinational competitors, growing value at nearly twice the rate of global brands for the third year running ” (1) » We believe many small, mid - size & local P&G brands were on - trend with consumers and failed because P&G’s structure and culture did not allow for their success » Rather than decisively addressing its culture & structure, P&G decided to divest these businesses P&G’s 2015 Bet The Market Today Short - Term Thinking: P&G Doubled - Down on “Proven Brands” Just As The World Went “Small”/“ Local”

+780 bps - 61 - Source : Euromonitor International Limited 2017 © . Big brands like P&G’s that sell at high prices face increased risk of commoditization , particularly as competitors innovate with technologies and marketing strategies targeted at millennials, specialty channels, local consumers, etc. Examples Within P&G’s Categories (Market Share Change: 2011 - 2016) U.S. Hair Care: - 120 bps +260 bps (Owned by P&G) (Owned by Johnson & Johnson) - 1,250 bps +1,000 bps (DSC Owned by Unilever; Harry’s privately owned) - 130 bps +240 bps - 650 bps (Owned by P&G) (Owned by P&G) (Owned by GlaxoSmithKline) (Owned by Kao) (Owned by P&G) + U.S. Men’s Shave: U.S. Oral Care: China Diapers: P&G Must Learn to Play the “Small” and “Local” Game

Revitalize P&G – Together - 62 - I. A Record of Underperformance II. Trian Strategic Initiatives: Regain Lost Market Share a. Organize in Way That Promotes Accountability b. Ensure Management’s $12 - $13bn “Productivity Plan” Delivers Results c. Fix The Innovation Machine d. Develop Small, Mid - Size & Local Brands e. Make M&A a Growth Strategy and a Core Competency f. Win in Digital g. Address Insular Culture h. Improve Corporate Governance III. Appendix: Trian Overview

20.6% 12.3% 10.9% 5.0% 4.3% 3.6% 1.5% 0.2% 0.2% 0.1% 0.1% RB Henkel CHD LOR EPC ULVR CL CLG PG BEI KMB - 63 - Source: SEC filings and annual reports. (1) Average price per brand acquired represents total dollars spent on M&A since YE 2011 divided by total brands acquired (excludes acquisition of non - controlling interests where disclosed). (2) Reckitt Benckiser’s average price per brand acquired excludes the recent acquisition of Mead Johnson, as it was transformatio nal . Examples of Small / Mid - Size Acquisitions (1) Avg. Price Per Brand Acquired: $225mm Avg. Price Per Brand Acquired: $ 178mm Avg. Price Per Brand Acquired: $ 148mm Avg. Price Per Brand Acquired: $ 295mm Avg. Price Per Brand Acquired: $212mm Unilever Reckitt Benckiser (2) Church & Dwight L'Oréal Henkel Cumulative M&A Spend Since YE 2011 $ 6.9bn $1.5bn $0.2bn $5.9bn $ 5.9bn $17.7bn $ 0.3bn $0.1bn $0.5bn <$0.1bn <$0.1bn $ Spend % of Current Enterprise Value Outsiders Will Come Up with Great Ideas that P&G Can Take Advantage Of Through M&A, As Peers Have Done

But P&G Must Make M&A Integration a Core Capability…The Company Has Either Given Up Or Is Struggling With Past Deals

- P&G should be well positioned to acquire small, mid-size & local brands and use its R&D and marketing clout to take those businesses to the next level
- Unfortunately P&G's M&A track-record has historically been poor
- We note that in each case below, P&G lost substantial leadership talent at the acquired company, which contributed to disappointing results

	Select M&A Deals		Outcome
Gave Up / Sold	IAMS	Size: $2.3bn Acquired: 1999 Sold: 2014	▪ After a few successful years, lost significant market share; 3 major product recalls (2007, 2011 and 2013) ▪ Failed to recognize nuanced channel dynamics in pet care (importance of influencers, breeders, vets) ▪ Failed to respond quickly to the natural pet food trend; bought Natura in 2010 to improve natural offering
Gave Up / Sold	Clairol	Size: $5.0bn Acquired: 2001 Sold: 2015	▪ Part of strategy to build out a more robust beauty portfolio, complementing P&G's core hair care brands ▪ Hair colorants require higher SKU counts and have lower shelf turnover – different from P&G's core daily use products and categories; fast changing beauty trends made it difficult for P&G to produce relevant innovation
Gave Up / Sold	WELLA PROFESSIONALS	Size: $5.9bn Acquired: 2003 Sold: 2015	▪ Part of strategy to build out a more robust beauty portfolio, expand presence in salon channel ▪ Salon channel requires different skillset – brand awareness less relevant ▪ Failed to keep pace with L'Oreal and Paul Mitchell, leading to mid-single digit sales declines prior to sale
Gave Up / Sold	Fekkai	Size: $0.4bn Acquired: 2008 Sold: 2015	▪ Bought ultra premium Fekkai brand to complement mass market retail and salon brands ▪ Expanded distribution to mass retail but led to erosion of Fekkai's premium brand perception, while "premium mass" positioning under P&G did not resonate with mass retail customers; lost distribution in specialty channels (e.g. Sephora)
Struggling	Gillette	Size: $57bn Acquired: 2005 Sold: N/A	▪ Bought leading grooming and personal care brands to complement existing portfolio; lost key talent ▪ Unable to continue history of game-changing innovation after the acquisition within core wet shave category ▪ High market share and significant price premium left Gillette exposed to new entrants on the low end with better value positioning and direct to consumer distribution models… led to massive recent share losses

Source: SEC filings, investor call transcripts, Wall Street research and Trian due diligence.

- 64 -

- 65 - ▪ Given the growing importance of developing small, mid - size & local brands , P&G must make M&A a core competency – finding the right brands to buy and developing strong post - merger integration capability ▪ Historically, we believe that P&G’s culture and structure have inhibited successful M&A Power Is Centralized ─ Centralized decision makers generally focus on large brands that “move the needle” ─ In our experience, acquisitions work best in decentralized companies with limited matrix. Successful post - merger integration requires immense attention to detail and accountability Big and Homogenized Mindset Culture Makes it Difficult for Outsiders to Succeed ─ Growth in the marketplace today is increasingly centered around new channels, new technologies, new kinds of brands – all outside of P&G’s “sweet spot” ─ Speed, agility and flexibility are critical to be successful in M&A ─ In the case of several major acquisitions that underperformed, P&G lost key first and second - generation leaders from the acquired companies – and with them lost part of the DNA of the businesses. P&G often replaced those leaders with P&G executives, not outside executives with more specific and relevant experience ─ We believe P&G’s structure and culture have made it difficult for outsiders to succeed and remain with the Company, particularly those that join P&G through acquisition ─ David Taylor told Nelson that “We cannot bring in outside people at too senior a level or they will fail” (1) – this is especially a problem when integrating newly acquired businesses Source: SEC filings, investor call transcripts , Wall Street research and Trian due diligence. (1) April 24, 2017 meeting. … Which Will Require a Change in Culture

Revitalize P&G – Together - 66 - I. A Record of Underperformance II. Trian Strategic Initiatives: Regain Lost Market Share a. Organize in Way That Promotes Accountability b. Ensure Management’s $12 - $13bn “Productivity Plan” Delivers Results c. Fix The Innovation Machine d. Develop Small, Mid - Size & Local Brands e. Make M&A a Growth Strategy and a Core Competency f. Win in Digital g. Address Insular Culture h. Improve Corporate Governance III. Appendix: Trian Overview

- 67 - ▪ P&G does not appear to be prioritizing a clear strategy for the new digital ecosystem, beyond reliance primarily on third parties – e.g. Amazon, Alibaba, etc. ▪ In our experience, big companies tend to focus on near - term challenges that are easily understood rather than disruptive challenges (and equally important, disruptive opportunities) that take years to materialize. The disruptive changes transform industries and change companies’ fortunes ▪ We note that P&G’s online presence globally is bolstered by China mix where overall online penetration is high, but even in China P&G’s online share is still lower than offline ▪ P&G management’s public tone seems uncomfortably dismissive of the long - term opportunity & threat: “ As relates to [direct - to - consumer], this is an area I think it's important that we frame, first of all, direct to consumer sales in our product categories globally currently represents 0.3% of sales . I'm not saying that to indicate that it's not a potentially important tool for us. I believe it is… Again I do not want this to be taken the wrong way but I don't see a mass move . ” – P&G Conference Call, 10/25/16 “And we've talked often about the endless shelf . If anything, online consumers look at less brands than more brands, walk a store and a big mass merchandiser and some big categories like Hair Care, you may say 30, 40, 50 brands. When you go to any one of the online opportunity sources, you'll probably look at Page 1 , maybe Page 2. And as I mentioned , strong brands often occupy the majority of Page 1 and Page 2 .” – P&G Conference Call, 7/27/17 Direct - to - Consumer Commentary Concept of Infinite Shelf - Space “We are testing and have tested and will continue to test a number of models…But certainly, I believe so far is that most consumers do not want to have a lot more accounts for narrow parts of their daily or monthly needs , and so an aggregator probably is better positioned to serve the consumer.” – P&G Conference Call, 7/27/17 Areas of Concern: ▪ Harry’s and Dollar Shave Club require “log - ins;” they have taken huge market share from Gillette driven by direct to consumer models and compelling prices ▪ Subscription services are sprouting across P&G’s categories (e.g., Diapers, Feminine Care, etc.) ▪ Big Data: Dollar Shave Club (now Unilever) and Amazon are aggregating data on P&G’s consumers Areas of Concern: ▪ This answer highlights P&G’s miscalculation of the challenge ▪ It’s not just that consumers go to Amazon, search for diapers and Pampers will likely be a result on “Page 1” ▪ The internet is making an infinite number of products and brands available at the click of a button, no longer requiring expensive retail shelf space ▪ Importantly, the internet neutralizes the power of large brands by allowing consumers to conduct research on small, unknown brands by accessing reviews in one click ▪ Through digital advertising and social media (see next page), many consumers know what they’re looking for online and do not rely on online search results P&G Must Have More Anxiety Over E - Commerce Source: Investor call transcripts.

240k 235k 89k 48k K D O O 100k 37k 17k 12k T K P A 739k 27k 25k Honest H P 88k 51k 27k <1k DSC H G S - 68 - ▪ Small companies are better at using the internet to build brands despite fewer resources ▪ P&G must bring on more talent from the outside with modern marketing expertise to complement core competencies in traditional brand building It is critical that P&G dedicate more resources, rather than cut digital spending as it did in Q4 2017, to contemporize marketing. If money in one area is ineffective, it should be reinvested elsewhere to drive growth Source: Instagram as of September 5, 2017. P&G Digital Presence in Key Brands Lags vs. Smaller, New and Traditional Competitors (Instagram followers) Men’s Shave Diapers Feminine Care Body / Skin Care = Small Brand / New Competitor = P&G Brand = Traditional Competitor Small Competitors Are Doing More with Less in Digital & Social

- 69 - ▪ As small and mid - size brands develop enough brand awareness through social media, digital marketing and online / “as a service” channels, they are making a push to enter P&G’s traditional retail channels ▪ While management has been dismissive of this threat, we believe P&G must go on the offensive with digital capabilities to stay ahead of these small but growing brands – especially in categories at higher risk Source: Company investor call transcripts. “E - Commerce” Brands Entering P&G’s Traditional Retail Channels “E - Commerce” Brands Are Now Entering Traditional Channels, Threatening P&G’s Core Business Honest Company Harry’s Razors “First of all, direct to consumer sales in our product category globally currently represents 0.3% of sales. I'm not saying that to indicate that it's not a potentially important tool for us. I believe it is ...I do not want this to be taken wrong way but I don't see a mass move” – P&G Management, October 25, 2016 Earnings Call While some of P&G’s categories have been threatened by subscription models and digital marketing, there is no standard “global” approach for P&G to compete online. We believe the Company must go category - by - category to develop industry leading e - commerce / digital strategies. We further believe this process can be facilitated by our proposed structure with more autonomous GBUs

In Case There Is Concern Nelson Lacks Digital Awareness… Wendy’s Case Study - 70 - ▪ Wendy’s (where Nelson Peltz serves as Chairman) has delivered 18 straight quarters of positive same - store - sales in N. America. Social media has played a key role in these results ▪ In a recent interview with Forbes: Wendy’s explained its simple philosophy on social media: (1) ▪ “Hire good people, give them direction and a framework, and let them do their job” ▪ “ Everything interesting in marketing has an inherent risk … If you're like everyone else then no one will care” ▪ “Most brands have several people handling the day - to - day posts, so without a clear direction your brand will never develop a distinct voice” As Chair, Nelson Peltz proudly (and 100% correctly) deflects credit for Wendy’s digital success to Wendy’s world - class marketing & management team “You Want Snark With Those Fries? No One is Safe From Wendy’s Tweets” – Wall Street Journal (7/25/17) ▪ “Wendy’s tweets are part of a strategy to make the brand more appealing to young consumers, who have been migrating to places serving healthier fare than most fast - food chains. ‘Since we changed our tone of voice, we’ve seen a number of new consumers following us , said Wendy’s Chief Marketing Officer Kurt Kane… Social - media watchers can’t point to any [company] that challenge competitors and consumers as much as Wendy’s ” “Step Aside, Ellen DeGeneres: The New Retweet Champion Is a Nugget - Hungry Teenager” – New York Times (5/9/17) ▪ A 16 - year old in Nevada sent Wendy’s a tweet in April asking how many “retweets” for a year of free chicken nuggets ▪ Wendy’s digital marketing team replied 18mm and the race took on a life of its own, culminating with the young man appearing on the Ellen DeGeneres show and taking the record as “retweet champion” ▪ The race secured millions of free impressions for Wendy’s and culminated with the young man being rewarded with free nuggets despite coming up short and Wendy’s making a donation in his name to the Dave Thomas Foundation for Adoption (1) “Nuggs And Sass: Inside Wendy's Social Media Secret Sauce,” by Tom Ward. Forbes.com 5/9/17. Wendy’s Social Media Campaigns in The News:

Revitalize P&G – Together - 71 - I. A Record of Underperformance II. Trian Strategic Initiatives: Regain Lost Market Share a. Organize in Way That Promotes Accountability b. Ensure Management’s $12 - $13bn “Productivity Plan” Delivers Results c. Fix The Innovation Machine d. Develop Small, Mid - Size & Local Brands e. Make M&A a Growth Strategy and a Core Competency f. Win in Digital g. Address Insular Culture h. Improve Corporate Governance III. Appendix: Trian Overview

- 72 - Trian Strategic Initiative: Address Insular Culture ▪ Trian believes P&G’s decade - long record of underperformance relates in great part to a culture that is insular ‒ rejecting outsiders and new ways of thinking. In our experience, there is a correlation between underperforming companies and the unwillingness to embrace outside perspectives – David Taylor told Nelson that “We cannot bring in outside people at too senior a level or they will fail ” (1) – According to P&G’s website as of September 4 , 2017, not a single GBU or SMO leader appears to have any experience outside P&G ▪ Increase mix of external talent – Set goal for approximately 25 of top 100 executives to have significant outside experience ▪ Ensure that future succession planning from the CEO, to the three proposed GBU presidents, and down through the ranks, gives proper consideration to outside candidates (1) April 24, 2017 meeting.

Navigating Changes in Consumer Tastes, Social Media and Technology Requires External Experience - 73 - Given today’s realities, with sweeping changes in technology, consumer preference and local markets, P&G must supplement company “Lifers” in leadership positions with others who have had senior - level experience with traditional CPG companies as well as smaller upstarts ▪ This is especially critical given P&G has significantly underperformed peers over the last decade; we believe leaders with external experience will bring new ideas and accelerate the pace of positive change across the company ▪ As P&G has grown more matrixed over time, we also believe the skill - set and experiences required to be successful have become different from the skills required to grow sales and profits (e.g., managing internal process and politics vs. managing a business with maximum personal accountability and empowerment) ▪ While P&G has committed to hire more external managers, we believe the effort is half - hearted and there is still a perspective that those individuals cannot be “too senior” or they will fail to adapt to P&G’s culture and politics. The one external hire in an operational role that P&G continues to highlight, “Personal Health Care Vice President,” is only responsible for the North American piece of a category that is <5% of P&G’s sales (1) ▪ Going forward, P&G’s must encourage the hiring of leaders from the outside. More importantly, P&G must ensure those outside leaders are accepted and can succeed within the company’s structure and culture (1) Source: SEC filings, investor call transcripts, LinkedIn

No P&G Leaders in Operating Roles Have External Experience Today - 74 - A very small subset of P&G’s top managers have meaningful experience outside of the Company . Of P&G’s top 33 executives (listed on P&G’s website as of September 2017): Source: Company website as of September 2017. ▪ Only three executives have more than 3 years of work experience outside of P&G ▪ Of the 3 executives with more than 3 years of experience outside of P&G, all are in functional roles ▪ No current GBU or SMO Group President or President appears to have worked outside of P&G, and all have been at the Company ranging from 23 to 37 years ▪ Average tenure at P&G for all top executives is ~ 29 years Trian believes that P&G should embrace a “best athlete” approach to filling every position, considering both internal and external hires for roles. The goal should be to have at least ~25 of the top 100 commercial executives with significant external experience

Detail on P&G's Leadership Team as Listed on Its Website

Top Executives From P&G Website	Tenure	> 3 Yrs Work Pre-P&G?
Chief Executive Officer	37	No
CFO	29	No
Group President, Global Healthcare	31	No
Group President, Global Fabric & Home and Baby & Feminine	30	No
Group President, Global Family Care and P&G Ventures	31	No
Group President, Global Grooming	37	No
Group President, North America Selling & Market Ops	34	No
President, Europe Selling & Market Operations	31	No
President, Latin America Selling & Market Operations	28	No
President, Asia Pacific Selling & Market Operations	23	No
President, Greater China Selling & Market Operations	30	No
President, India, Middle East & Africa Selling & Market Operations	28	No
President, Global Personal Health Care	33	No
President, Global Home Care and P&G Professional	31	No
President, Global Feminine Care	28	No
President, Global Fabric Care and Brand Building Organization	28	No
President, Global Hair Care and Beauty Sector	28	No
President, Global Skin & Personal Care	26	No
Chief Brand Officer	35	No
Global Design Officer	9	~15 years
Global Sales Officer	33	No
Vice President, Global Consumer & Market Knowledge	24	No
Senior Vice President, Go to Market, China	30	No
Global Product Supply Officer	33	No
Chief Legal Officer & Secretary	9	~20 years
Chief Information Officer	0	~20 years
Chief Technology Officer	38	No
President, Global Business Services	27	No
Senior Vice President, Comptroller & Treasurer	31	No
Advisor to the Chairman and Chief Executive	34	No
President, End-to-End Packaging and Chief Diversity Officer	32	No
Senior Executive on Loan to Catalyst, Inc.	32	No
Chief Human Resources Officer	33	No

Source: P&G website as of September 4, 2017.

- 75 -

Future CEO Succession Process Should Plan for Potential External Candidates

- **Many peers who have outperformed P&G have had CEOs with substantial external experience**
- **P&G's last four CEO's all spent their entire career at P&G**
- **At the time the Board made these CEO decisions, very few if any GBU or SMO leaders had substantial external experience – meaning P&G couldn't consider internal candidates with meaningful outside perspective, let alone a true external candidate**
- **We are committed to working with David Taylor but good governance mandates robust succession planning. P&G must enhance the process today by hiring senior leaders with external experience who can be candidates to be P&G's next CEO**

Company	Examples of Competitors That Hired CEOs with Significant External Experience		10-Year TSR (P&G +93%)
Church & Dwight	Matthew Farrell (CEO Jan 2016 – Today)	28 years external experience	+402%
	James Craigie (CEO Jul 2004 – Jan 2016)	26 years external experience	
Clorox	Benno Dorer (CEO Nov 2014 – Today)	14 years external experience	+195%
	Donald Knauss (CEO Oct 2006 – Nov 2014)	35 years external experience	
Unilever	Paul Polman (CEO Jan 2009 – Today)	29 years external experience	+276%
Beiersdorf	Stefan Heidenreich (CEO Apr 2012 – Today)	>20 years external experience	+101%
Henkel	Kasper Rorsted (CEO Apr 2008 – Apr 2016)	10 years external experience	+278%

Other CPG Companies That Hired CEOs With Significant External Experience: Nestle, Mondelez, Campbell Soup, Conagra, Dr Pepper Snapple, Kraft Heinz, PepsiCo, Diageo, Coty, Estee Lauder.

- 76 -

Revitalize P&G – Together - 77 - I. A Record of Underperformance II. Trian Strategic Initiatives: Regain Lost Market Share a. Organize in Way That Promotes Accountability b. Ensure Management’s $12 - $13bn “Productivity Plan” Delivers Results c. Fix The Innovation Machine d. Develop Small, Mid - Size & Local Brands e. Make M&A a Growth Strategy and a Core Competency f. Win in Digital g. Address Insular Culture h. Improve Corporate Governance III. Appendix: Trian Overview

- 78 - Trian Strategic Initiative: Improve Corporate Governance ▪ The fact that P&G chose to engage in a proxy contest with Trian, rather than settle, speaks to the state of P&G’s corporate governance given: – Trian asked for one Board seat and Nelson has committed to recommending that the Board reappoint the P&G nominee who is not re - elected – Trian has substantial “skin in the game ”… ownership of ~$3.5bn of P&G stock… as opposed to other independent Directors who collectively own less than $0.1bn of P&G stock – Nelson’s long track record of revitalizing CPG companies ▪ Nelson will look to make P&G best - in - class from a corporate governance perspective: 1) Creating long - term shareholder value : 9 of 10 independent Directors saw P&G’s stock significantly underperform peers on their watch (see page 9) 2) Direct CPG experience on the Board : Nelson brings significant CPG experience to the Board. The existing Board has virtually no CPG experience outside of P&G 3) Succession planning : 3 CEO changes in the last 8 years. All 3 were internal candidates with NO external experience 4) Long - term strategic planning : Long - term financial and strategic planning is ultimately the Board’s responsibility. Lack of a consistent strategy at P&G has been a key driver of market share losses 5) Aligning compensation to performance : Management has been paid generously ‒ receiving around 100 % of their annual target bonuses while P&G has underperformed. Nelson will seek to ensure the Company’s compensation program is aligned with shareholders’ interests

By P&G's Own Standards, Nelson Would Be a Valuable Director

	Independent Board Member Experience (✓'s per P&G Proxy Statement[1])						Not in P&G Proxy Statement
	Consumer Industry / Retail	International	Transformation	Finance	Government / Regulatory	Digital, Technology & Innovation	Consumer Packaged Goods Experience (outside of P&G)
James McNerney	–	✓	✓	–	–	–	–
Scott Cook	–	–	–	–	–	✓	–
Ernesto Zedillo Ponce De León	–	✓	–	✓	✓	–	–
Patricia Ann Woertz	–	✓	–	✓	–	–	–
Kenneth Chenault	–	✓	✓	✓	–	–	–
Angela Braly	–	–	–	–	✓	–	–
Margaret Whitman	–	✓	✓	–	–	✓	–
Francis Blake	✓	–	–	–	–	–	–
Terry Lundgren	✓	–	✓	–	–	–	✓ (3 years Director at Kraft)
Amy Chang	–	–	–	–	–	✓	–
Nelson Peltz	✓	✓	✓	✓	–	✓ (Innovation)	✓

Mondelez, Heinz, Kraft, Cadbury, Dr Pepper, Snapple, & Others

Source: Company website, P&G additional proxy materials filed August 9th, showing an internal webcast to employees, including Board member expertise.
(1) With the exception of Nelson, where check marks are consistent with other board evaluations performed by public companies where Nelson serves as a Director.

- 79 -

- 80 - Nelson Will Add Significant CPG Experience to the Board Nelson Peltz P&G Board (Excluding CEO) James McNerney : Employee for 3 years (1975 - 1978) Scott Cook : Employee for 4 years (Pre 1983) Meg Whitman : Employee for 2 years (1979 - 1981) CPG Experience Terry Lundgren : Board member (2012 - 2015) ▪ Nelson has had a long history of working with both small and large multi - national CPG companies, as a Director, executive, and highly engaged shareowner ▪ P&G’s 10 independent Directors, on the other hand, have had almost no CPG experience outside of P&G

- 81 - Nelson Will Bring an Entrepreneurial Mindset to P&G’s Board ▪ In addition to experience improving large, multi - national CPG companies, Nelson has successfully invested in and grown small and mid - size consumer brands ▪ These brands have successfully competed against industry giants by getting the most out of available resources, being agile, thinking out of the box and being open to disruptive strategies ▪ Many of P&G’s existing Board members have developed their careers at large institutions (e.g., GE, American Express, Walt Disney, etc.) ▪ However, in a world increasingly moving towards fragmenting consumer brands, where large businesses like P&G need to act more nimbly, embracing a smaller company mindset will be critical ▪ Nelson has helped turn around large multi - national companies, in part by instilling the principles he learned as an owner and operator of small / mid - size companies Examples: A Harvard Business School Case Study: “How Snapple Got Its Juice Back” “Nelson was quick to recognize that removing Snapple from a bureaucratic Quaker Oats culture would enable entrepreneurialism and innovation. The result was a dramatic sales turnaround and more than quadrupling of company value in just 3 years .” – Mike Weinstein (CEO of Snapple from 1997 - 2000)

- 82 - CEO Succession Planning Has Been An Area of Weakness for P&G’s Board ▪ There have been 3 CEO changes in the past 8 years ▪ All 3 CEO’s have been internal candidates with NO external experience – We do not know whether P&G seriously considered any truly external CEO candidates – But very few if any senior P&G executives considered for CEO had meaningful outside experience, suggesting limited opportunity to promote an internal leader with outside perspectives ▪ 2 of 3 had short - lived tenures as CEO (Bob McDonald 4 years, A.G. Lafley 2 years) – Limited tenure results in limited ability to effect meaningful and consistent change – A.G. Lafley never committed to move back to Cincinnati during his second stint as CEO, running the Company while commuting from Florida – Company lost market share during all three transitions ▪ Half of P&G’s existing Directors were on the Board for all 3 CEO transitions P&G’s CEO Timeline A.G. Lafley Bob McDonald A.G. Lafley David Taylor 2002 – Jul 2009 Jul 2009 – May 2013 May 2013 – Nov 2015 Nov 2015 - Today

- 83 - P&G Flip - Flopped on Strategy Over the Past Decade: Long - Term Strategic Planning is the Board’s Responsibility “[G]o back a few years ago when we went to more countries, more places, we got out of balance on the top line. We went hard on the top line and what happened is we started to have real profit issues. We got overextended, overinvested in some countries…. Then we went, I think, pretty hard the other way on costs. We went through cuts and cuts, many of us around the world were reorganizing, trying to work at cost.” – David Taylor, August 3, 2017 Employee Webcast ▪ P&G’s performance has deteriorated, we believe partly due to the lack of an appropriate and consistent long - term strategy to address critical challenges – a direct responsibility of the Board – Weak total shareholder returns: Over 10 - year period, P&G’s TSR was less than half that of its peers and has been in the bottom quartile over most recent time frames – Consistent market share losses – EPS has been flat since 2011, vs. peer average of +7% annual EPS growth – $96bn of total investment in capital expenditures, R&D, and marketing expenses over the last 6 years has not driven improved market shares or earnings growth Source: Bloomberg, SEC filings and annual reports

Management Has Received Generous Bonuses Despite Poor Results

- **As a result of steadily declining financial targets, management has been paid out approximately 100% of their annual target bonus over the past 5 and 10 years, even with weak operating results and near worst-in-class TSR**

5-Year TSR vs. Annual Bonus Payout

P&G TSR	Peer Average	P&G TSR Percentile	Avg. Bonus Payout (% of Target)
67%	118%	**5th percentile**	**98%**

10-Year TSR vs. Annual Bonus Payout

P&G TSR	Peer Average	P&G TSR Percentile	Avg. Bonus Payout (% of Target)
93%	210%	**14th percentile**	**101%**

- **Furthermore, in 2016, P&G added a "Transformation Factor" to the annual bonus calculation, allowing the Board to subjectively increase management's annual bonus**
  - **2017**: Transformation factor boosted the annual bonus by 15%, resulting in an average payout of 132% of target, vs. what would have been 115% under the previous framework
  - **2016**: Transformation factor boosted the annual bonus by 30%, resulting in an average payout of 93% of target, vs. what would have been 71% under pre-2016 framework

Management received 132% of their target bonus in 2017, despite P&G losing market share and generating EPS growth in the bottom 1/3rd of peers

Source: Company proxy statement, SEC filings. Average bonus payout percentages reflect average payouts to all named executive officers during the relevant period.

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- 85 - Despite Achieving ~100% of Annual Bonuses Over Time, Management Rarely Achieves Many of The Long - Term Performance Targets…Does the Board See the Disconnect? ▪ The Board’s decision to pay management ~100% of their annual bonuses on average should indicate that P&G’s performance is somewhat in line with long - term objectives ▪ However, this is clearly not the case as P&G has continuously missed their long - term performance targets reflected in the Performance Stock Program (PSP) (see green circles below) ▪ In fact, P&G’s organic growth performance vs. peers has sequentially declined in each of the last five rolling 3 - year plans from 29 th percentile to 8 th percentile (see red circles below) ▪ Despite low PSP payouts, overall long - term compensation has been buffered by significant time - vested restricted stock and option grants Source: SEC filings, Company proxy statements P&G’s Performance Against 3 - Year Targets (Tables Directly from P&G Proxy Statements) For the 2016 - 2019 PSP plan, management is targeting 2.8% organic sales growth, below expected market growth. Rather than improving performance, the Board decided to lower the bar.

The Board decided to spend an estimated $100mm+ of shareholder money engaging in a proxy contest, while 8 out of 11 Directors have not even met Nelson Peltz in person - 86 - Source: SEC filings. Shareholders Need to Ask: Did the Board Give Fair Consideration to Adding Nelson, Before Choosing to Spend an Estimated $100mm+ of Shareholder Money to Keep Him Off the Board ▪ Despite the benefits of adding Nelson to the Board, the request was rejected on the spot at both meetings held with independent Directors – without feedback from the meetings being presented to the full Board ▪ Notably, P&G did not allow Nelson to meet the entire Board prior to turning down the request . He only met with two independent Directors in person and one by phone (Nelson offered to visit all Directors individually or in group sessions, whenever it might be convenient for them) “They can take all those fees and save them and put this man on the Board who’s done more homework than anyone else – and he’ll give you this homework for free! Memo to Procter & Gamble: Peltz is cheaper than all of those advisors and knows the space .” – Jim Cramer, CNBC ‘Squawk on the Street’, 27 July 2017

Revitalize P&G – Together - 87 - I. A Record of Underperformance II. Trian Strategic Initiatives: Regain Lost Market Share a. Organize in Way That Promotes Accountability b. Ensure Management’s $12 - $13bn “Productivity Plan” Delivers Results c. Fix The Innovation Machine d. Develop Small, Mid - Size & Local Brands e. Make M&A a Growth Strategy and a Core Competency f. Win in Digital g. Address Insular Culture h. Improve Corporate Governance III. Appendix: Trian Overview

Long Track Record of Value Creation in the Consumer Sector ▪ Most importantly, we seek to help companies we invest in achieve value creation through improved operating performance: ─ Re - allocating corporate resources to improve top - line growth and market share performance ─ Increasing investments to enhance and protect the company’s long - term strategic positioning ─ Reducing costs/overhead in areas that impede the company’s ability to compete effectively - 88 - Trian Consumer Investments Where Nelson Peltz Served on the Board EPS Growth vs. S&P 500 (1) Company TSR vs. S&P 500 (2) +780bps +880bps ▪ Trian has worked closely with numerous companies across the consumer landscape, and has demonstrated a consistent track record of value creation with numerous corporate and brand turnarounds ( annual EPS growth differential) ( annual TSR outperformance) Note : “Trian Consumer Investments Where Nelson Peltz Served on the Board” includes Sysco, Mondelez, Heinz, and Wendy’s . Such investments do not represent all of the investments purchased or sold for Trian’s clients and it should not be assumed that any or all of these investments were or will be profitable . (1) Represents average annual adjusted EPS growth outperformance for Trian’s Consumer Investments where Nelson Peltz served on the Board vs . the S&P 500 ’s annual EPS growth, during the time that Trian held the investments . S&P 500 data is obtained from Bloomberg using the “SPX” ticker . We highlight the S&P 500 here only as a widely recognized index, however, for various reasons the performance of the index and that of Trian’s Consumer Investments may not be comparable . While Trian believes that earnings per share growth at Trian’s Consumer Investments where Nelson Peltz served on the Board was attributable in large part to the cumulative effects of the implementation of operational and strategic initiatives during the period of Trian’s active involvement and beyond, there is no objective method to confirm what portion of such growth was attributable to Trian’s efforts and what may have been attributable to other factors . This presentation does not provide the performance of Trian’s funds or the performance of individual fund investments . (2) Represents average total shareholder return (TSR) outperformance for the relevant companies vs . the S&P 500 ’s TSR from the date of Trian’s first purchase through the earlier of June 20 , 2017 or the last day that the company’s shares were publicly traded . The TSR analysis reflects the change in the stock price of each company plus the effect of dividends received over the relevant time period . The TSR outperformance figures should not be construed as an indication of the performance of the funds managed by Trian and it should not be assumed that any or all of Trian’s Consumer Investments were or will be profitable in any of the funds managed by Trian .

Trian: A Highly Engaged Shareowner - 89 - ▪ Trian Overview – Founded in November 2005 by Nelson Peltz, Ed Garden, and Peter May – Investment management firm with total assets under management of $ 13.2 billion and callable commitments of $0.9 billion* – Focused on buying large stakes in high quality companies where we see significant long - term potential and working collaboratively with management and boards to optimize strategy, operations and value creation – Simple goal of ensuring that companies function with a strong ownership mentality. Trian encourages management teams and boar ds to operate as if wearing “bifocals,” with a watchful eye on the near - term but the primary focus always to maximize long - term value – Trian’s Principals have substantial operating and financial experience, and have served on numerous corporate boards = Portfolio companies of which a Trian partner or designee serves or served on the Board or Trian had input in the selection of one or more Director Note : The companies shown on this page reflect all of the investments made by Trian since Trian’s inception in November 2005 through June 2017 : (i) for which Trian has filed a Schedule 13 D or 13 G or made a similar non - U . S . filing or other notification with respect to its investment in the company ; or (ii) that were or are a publicly disclosed position in which funds managed by Trian invested approximately $ 700 million or more of capital (the representative size of Trian’s current core investments) and where Trian (x) had a designee or nominee on the Board and/or (y) wrote a “white paper” and met with management . The companies shown on this page do not represent all of the investments purchased or sold for Trian’s clients and it should not be assumed that any or all of these investments were or will be profitable . • As of 8 / 1 / 17 . Callable Commitments refers to the portion of subscriptions to a Trian co - investment vehicle formed to co - invest with other funds managed by Trian that is not currently invested . There is no guarantee that the full amount of these commitments will be drawn down during the life of the fund Selected Current and Former Trian Investments

- 90 - What Differentiates Trian? Long - Term Highly Collaborative Engagement with Management & Boards Operations & Strategy Focused • Average investment horizon of ~7 years and growing when Nelson Peltz joins the board of a Trian portfolio company, longer than the average holding period of US equity mutual funds (1) • Stable “blue - chip” capital base, with substantial amount of capital locked up for multiple years • Several former CEOs and Directors that we’ve worked with serve as Trian Advisory Partners; many more serve as references • Having been in the CEO seat, we appreciate that change does not happen overnight • Focused on optimizing long - term strategy and income statement performance • Track record investing in growth, including R&D, marketing and capex, and driving earnings improvement (1) MFS White Paper Series, “Lengthening the Investment Time Horizon,” July 2017 . According to the paper, the average holding period of the largest 20 US open - ended mutual fund categories as of December 31 , 2016 was 1 . 62 years .

• Prior to forming Trian, Nelson led the parent company that acquired Snapple from Quaker Oats for $300mm in 1997 • Rebuilt relationships with distributors and key marketing partners, rebuilt core Snapple innovation pipeline, developed numerous successful line extensions • Operating Results: With a fraction of the corporate staff that Quaker Oats ran Snapple with, reversed years of sales declines to drive consistent high - single - digit sales growth, strengthened relationships with distribution and key marketing partners, accelerated pace and scale of innovation, lowered costs and vastly improved profitability • Learnings That Relate to P&G : – Revitalized Snapple by creating an entrepreneurial, fast moving and innovative corporate culture – Accelerated revenue growth and reduced corporate costs despite losing the “claimed benefits” of Quaker Oats’ shared services, global procurement, marketing expertise and commercial clout – Snapple shared many characteristics with “small” P&G competitors who are taking market share today! Investment: 1997 - 2000 • Despite world - class brands, Heinz had underperformed for almost a decade in 2006 when Trian invested • Worked collaboratively with Heinz’s Board and management on plans to reduce overhead, reduce discounts and allowances to retailers, reinvest in innovation and marketing, and accelerate revenue and earnings growth • Operating Results : Marketing grew 2x faster than sales , R&D increased as a % of sales, 32 straight quarters of organic sales growth, and consistent earnings growth and ROIC improvement • Learnings That Relate to P&G : – Efficient geographic organizational structure with limited matrix and strong best practices orientation across categories and functions – Effectively reduced deals and allowances to fund brand building efforts and growth initiatives Investment: 2006 - 2012 A Harvard Business School Case Study: “How Snapple Got Its Juice Back” Select Case Studies - 91 - “Nelson was quick to recognize that removing Snapple from a bureaucratic Quaker Oats culture would enable entrepreneurialism and innovation. The result was a dramatic sales turnaround and more than quadrupling of company value in just 3 years. And I experienced first - hand at Heinz [as a Director] how Nelson emerged from a hotly contested proxy battle to become an incredibly respected and valued Board member.” – Mike Weinstein (CEO of Snapple from 1997 - 2000; Heinz Director from 2006 - 2013) Experience Revitalizing Consumer Brands, Including Multi - Nationals Source : SEC filings ; Harvard Business School Case Study : “ How Snapple Got Its Juice Back”

Experience Revitalizing Consumer Brands, Including Multi-Nationals

Select Case Studies

THE Wendy's COMPANY

Investment: 2005-Today

- Trian invested in Wendy's in 2005 and Nelson Peltz is currently Chair, helping lead the effort to restore the brand's "cut-above" positioning, develop a strong management team and drive significantly improved results
- **Operating Results**: Re-engineered core menu (cheeseburger, natural cut fries, salad line), invested over $1.1bn of capex (~1/3 of market cap), improved EBITDA margins by 1,400bps, drove 18 straight quarters of positive same-store sales across N. America (ongoing) and drove 25% adjusted EPS growth per annum since 2011
- **Learnings That Relate to P&G**:
  - ***Adapted product offering for today's consumer, including millennials*** (fresh, natural, higher quality)
  - ***Strong use of digital / social media*** to compensate for smaller ad budget relative to largest burger peers
  - ***Small brands outgrowing large incumbents:*** Same-store-sales has outperformed McDonald's and Burger King by 280bps since 2011 in N. America (93% of Wendy's system)

Mondelēz International

Investment: 2012 – Today (First Invested in Kraft in 2007)

- In September 2012, Kraft spun off its North American grocery business (new Kraft) and created a focused snacks business, renamed Mondelez. Nelson Peltz was invited to join the board in January 2014
- **Operating Results**: Despite ~75% of sales outside the U.S., and macro and currency headwinds, delivered ~600 bps of margin improvement from 2013 through 2017E (in real dollars, not constant currency) driven by overhead savings and supply chain reinvention. Focus on growing core brand investment (advertising and R&D up as % of sales), while also developing new healthy, clean-label brands and product line extensions
- **Learnings That Relate to P&G**:
  - ***Strong cost reduction*** and ***simplification of "matrix"*** organizational structure drove margins and earnings
  - ***Continue to adapt product offering for today's consumer, including millennials*** (healthier, clean label)

Sysco

Investment: 2015-Today

- Despite being the leading North American foodservice distributor, Sysco had seen several years of operating and share price underperformance prior to Trian investing in mid-2015
- **Operating Results**: Local case growth accelerated, margins improved, investments increased in e-commerce and international presence significantly expanded by acquiring Brakes in 2016 ($5bn of European sales). Sales have increased 14%, operating profit has increased 31%, and EPS has increased 34% over the past two years
- **Learnings That Relate to P&G**:
  - Significant ***increase in e-commerce penetration*** through investments in customer facing technology
  - ***Revenue growth accelerated*** with core local restaurant customers; ***reduced overheads to drive reinvestment and growth***

Source: SEC filings

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Management & Board Testimonials:

Heinz *Investment: 2006 - 2013*	**Bill Johnson (CEO from 1998-2013, Trian Advisory Partner Since 2015):** "I said to another CEO…who had called me and inquired about Nelson, that if I were to form the board today, Nelson would be one of the first Directors I'd ask to serve because he is an insightful, communicative, enthusiastic, energetic and available Director."– CEO Magazine, March 2008 **Dennis Reilley (Director of HJ Heinz from 2005-2013, Former CEO of Praxair):** "Nelson Peltz seeks to understand other points of view as much as he seeks to be heard. He is an active listener. Having been a CEO, Nelson also has a healthy respect for the difficulties and challenges of leading large public companies… When he joined the Heinz board, for example, he felt the company was not spending enough money on brand positioning, which he believed would hurt the company long term… Nelson is collaborative by nature – he is always searching for the best ideas. That makes him a great change agent."
DR PEPPER SNAPPLE GROUP *Investment: 2008 - 2010*	**Larry Young (CEO from 2008-Today):** "I deeply admire Nelson's energy, not to mention his smarts and candor. He helped us strengthen our board and provided valuable insights into Snapple and several of our carbonated soft drinks, which he once owned. Nelson and I share a lot of the same business principles, like "cash is king." I think more shareholders and board members should be like Nelson Peltz and Trian – engaged, innovative and working towards improving a company's operations."
Mondelēz International *Investment: 2012 - Today*	**Irene Rosenfeld (CEO from 2007-Today):** "Nelson is a valued and very constructive Director who has made significant contributions to our board processes and business decisions. He has a sharp eye for changing consumer trends and willingly shares his ideas and best practices from his deep knowledge and extensive operating experience in the consumer goods industry."
THE Wendy's COMPANY *Investment: 2005 - Today*	**Emil Brolick (CEO from 2011-2016):** "Nelson Peltz and Trian have played an important role in Wendy's brand transformation and financial improvement. I greatly value the thought leadership and strategic insight that Nelson and the Trian team provide. Nelson and Trian are passionate advocates for the brand's growth and success. We work collaboratively on key strategic decisions and our company benefits from Trian's insight on financial and global opportunities."
Cadbury *Investment: 2006 - 2010*	**Todd Stitzer (CEO from 2003-2010):** "I have known Nelson for approximately 15 years. He is focused on one thing – creating shareholder value. While he can sometimes seem impatient, he is willing to roll up his sleeves and get involved in support of management teams. He is focused on helping to develop creativity and innovation within organizations and is a proponent of revenue growth with financial discipline. He and the team at Trian have created a lot of value over the years at a number of large cap companies."
DUPONT *Investment: 2013 - Today*	**Ed Breen (CEO from 2015-Today):** "I have the highest regard for Nelson Peltz and Ed Garden. Since becoming CEO of DuPont, I have talked many times with the Trian team and appreciate their insights on strategy and operations, as well as the collaborative and productive manner in which they have engaged with us. Their ability to rigorously analyze opportunities for long-term value maximization has been consistently demonstrated over the years."

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